Exhibit 10.1
AMENDED AND RESTATED LEASE
     THIS AMENDED AND RESTATED LEASE (this “Lease”) is made this 16th day of April, 2010 by and between SOUNDVIEW FARMS, LLC, a limited liability company organized and existing under the laws of the State of Connecticut, located in the City of Stamford, County of Fairfield in said state, hereinafter called “Landlord” and GARTNER, INC. (f/k/a Gartner Group, Inc.), a corporation organized and existing under the laws of the State of Delaware and having a place of business in said Stamford, hereinafter called “Tenant”.
W I T N E S S E T H
     Landlord’s predecessor in interest, Soundview Farms, and Tenant entered into (i) that certain Lease, dated as of December 29, 1994 (the “Buildings Lease”), whereby Soundview Farms leased to Tenant certain land and the buildings and other improvements situated thereon; and (ii) that certain Lease, dated as of March 26, 1997 (the “Parking Lease”), whereby Soundview Farms leased to Tenant certain land adjacent to the premises under the Buildings Lease to be used for parking purposes. The premises leased pursuant to the Buildings Lease and the Parking Lease constitute the Leased Premises (as hereinafter defined).
     Landlord and Tenant desire to amend and restate the terms of both the Buildings Lease and the Parking Lease in order to, among other things, set forth their agreement respecting the renovation of the Leased Premises and extend the lease term.
     Landlord and Tenant hereby agree that the terms and provisions of this Lease shall amend, restate and supersede the terms and provisions of both the Buildings Lease and the Parking Lease.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties hereto, and intending to be legally bound thereby, Landlord and Tenant by these presents do covenant and agree as follows:
     Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the following four (4) certain tracts of land situated in said Stamford:
     FIRST TRACT being known and designated as “Parcel 13, Area = 6.747 AC” on a certain map entitled “Subdivision of Parcel 12, Map 11500 for Soundview Farms, Stamford, CT”, dated March 26, 1986, now on file in the office of the town clerk of said Stamford and numbered 11645, reference thereto being had, together with the building thereon known as 56 Top Gallant Road (the “56 Building”), said Parcel 13 and 56 Building together being hereinafter called the “56 Premises”;
     SECOND TRACT being known and designated as “Parcel 9, Area = 5.810 AC” on a certain map entitled “Subdivision Showing Parcel 9 for Sound View Farms, Stamford, CT”, dated May 14, 1980, now on file in said town clerk’s office and numbered 10574, reference thereto being had, together with the building thereon known as 88 Gate House Road (the “88 Building”), said Parcel 9 and 88 Building together being hereinafter called the “88 Premises”; and

     THIRD TRACT being known and designated as “Parcel 10, Area = 3.286 AC” on a certain map entitled “Subdivision Showing Parcel 10 for Soundview Farms, Stamford, CT”, dated October 12, 1983, now on file in said town clerk’s office and numbered 11202, reference thereto be had, together with the building thereon known as 70 Gate House Road (the “70 Building”), said Parcel 10 and 70 Building together being hereinafter called the “70 Premises”.
     FOURTH TRACT being known and designated as “Parcel 12, Area = 2.106 AC” on a certain map entitled “Subdivision of Parcel 12, Map 11500 for Soundview Farms, Stamford, CT”, dated March 26, 1986, now on file in said town clerk’s office and numbered 11645, reference thereto being had, said Parcel 12 being hereinafter called the “Parking Lot”.
     Said 56 Premises, 88 Premises, 70 Premises and Parking Lot being hereinafter collectively called the “Leased Premises”. Said 56 Building, 88 Building and 70 Building, each a “Building”, and hereafter collectively called the “Buildings”. The Leased Premises are leased together with an easement of way and use as appurtenant thereto for all lawful purposes in, over and upon the roads, drives and rights of way to and from the Leased Premises to and from the public highway (Landlord represents that Fairfield Avenue and a portion of Top Gallant Road as shown on said map 11645 are public highways) and Top Gallant Road and Gate House Road; reserving to Landlord for itself, its successors and assigns, in common with others to whom such right may have been or may hereinafter be granted by Landlord, the right to use to all lawful purposes those portions of the Leased Premises which lie within said roads, drives and rights of way, and also within other portions thereof, as easements of way and use for the installation, repair, replacement, maintenance and use of utility lines such as water, electric, storm sewer, sanitary sewer, telephone and gas; reserving also to the Landlord for itself, its successors and assigns as appurtenant to “Other Land of Soundview Farms” defined as the following parcels of land: Parcel 3 Map 9779 S.L.R.; Parcel 4 Map 9796 S.L.R.; Parcel 5 Map 9911 S.L.R.; Parcel 6 Map 110127 S.L.R.; Parcel 7 Map 10145 S.L.R.; Parcel 8 map 10183 S.L.R.; Parcel 11 Map 11500 S.L.R.; the right to use for easements of way and use for all lawful purposes that portion of Parcels 12 and 13 which lies between the strip of land designated as “30’ wide drive” on said map 11645 and the zone boundary line between the IP-D zone and RM-1 zone on said map; reserving also to the Landlord the right to change the location of the rights of way, drives and roads shown on said maps outside the said Leased Premises but no such change or changes of location shall deny, abridge or diminish any of the rights hereinabove granted to Tenant and all of such changes shall be approved by the appropriate authorities of the City of Stamford, including inter alia, appropriate fire marshals and the like. None of the rights reserved to Landlord shall be used so as to unreasonably interfere with Tenant’s use and enjoyment of the Leased Premises or with Tenant’s rights herein granted, and if, in the event repairs, installations and/or maintenance by Landlord, the Leased Premises or any part thereof or any of said rights are disturbed, they shall be restored by Landlord to their prior and satisfactory condition.
     Said Leased Premises are subject to restrictions or limitations imposed or to be imposed by governmental authority including, without limitation, the zoning and planning rules and regulations of the City of Stamford and the zoning approvals specifically applicable to the 56 Premises, the 70 Premises, the 88 Premises and the Parking Lot to the extent that such zoning approvals do not interfere with the use of the Leased Premises for office purposes and the Parking Lot for parking purposes and the quiet enjoyment of the Leased Premises; grants to public utility and service companies prior to the date hereof; grants from Landlord to the City of

Stamford of record prior to the date hereof; and the notes, symbols, and designations as shown on said maps.
     TO HAVE AND TO HOLD, the Leased Premises unto Tenant for a term (as used herein, the “term”) to commence on the date hereof and to expire on the last day of the calendar month which occurs fifteen (15) years after the latest Construction Completion Date (as defined in Article 5(A)) applicable to the 56 Building, the 88 Building and the 70 Building, or on such earlier date by prior cancellation or termination pursuant to the provisions of this Lease, or on such later termination date by extension of the Term of this Lease pursuant to the terms of this Lease.
     IT IS HEREBY mutually covenanted and agreed between Landlord and Tenant as follows:
ARTICLE 1. LANDLORD’S REPRESENTATIONS.
     The Landlord represents and warrants to Tenant:
               (i) that Landlord is the sole owner in fee simple of the Leased Premises,
               (ii) that Landlord has the full right and authority to lease the Leased Premises and to otherwise enter into this Lease on the terms and conditions set forth herein,
               (iii) that no approval or consent to this Lease of any party is required, except for consents and approvals obtained on or prior to the date hereof,
               (iv) that Landlord is not in default of its obligations to any mortgagee or ground lessor and Landlord is current in all its payments to any such mortgagee or ground lessor,
               (v) that the use of the Leased Premises, including, inter alia, the use for any Specified Use (hereinafter defined) shall be permitted as a matter of right under current Stamford zoning ordinances and will not breach any applicable covenant, condition, restriction or easement affecting the Leased Premises,
               (vi) that Landlord has not received any notice of any condemnation proceeding with respect to any portion of the Leased Premises and to the best of Landlord’s knowledge no proceeding is contemplated by any governmental authority, and
               (vii) that the Leased Premises are free of all other tenancies, whether oral or written; except tenancies to Tenant hereunder, and Tenant shall have sole and exclusive possession of the Leased Premises from the commencement of the term regardless of whether Tenant in fact takes occupancy of the entire Leased Premises.
ARTICLE 2. INTENTIONALLY OMITTED.
ARTICLE 3. INTENTIONALLY OMITTED.

ARTICLE 4. TENANT’S IMPROVEMENTS
     Tenant shall perform the Tenant Improvement Work described on, and in accordance with the terms set forth on, Exhibit A attached hereto and made a part hereof.
ARTICLE 5. RENT
     A. As used in this Lease, the following terms shall have the following definitions:
     “Construction Commencement Date” shall mean, for each Building, the latest of the following dates: (i) the date a construction permit has been issued by the municipality with respect to an item of Tenant Improvement Work to be performed in such Building; (ii) the date such Building has been substantially vacated in preparation for construction; and (iii) the date that Final Tenant’s Plans (as defined on Exhibit A) have been approved (or deemed approved) with respect to the Tenant Improvement Work to be performed in such Building.
     “Construction Completion Date” shall mean, for each Building, the later of the following dates: (i) the date the Tenant Improvement Work to be performed in such Building shall have been completed in accordance with the terms of this Lease; and (ii) the date a permanent certificate of occupancy has been issued by the municipality with respect to such Building (as such Building contains the completed Tenant Improvement Work). Notwithstanding the foregoing and for all purposes of this Lease, the Construction Completion Date for all Buildings shall occur no later than June 1, 2012, subject to delays for force majeure causes (as described in Article 39) not to exceed six (6) months in the aggregate.
     B. During the term hereof Tenant covenants to pay to Landlord for the Leased Premises an Annual Basic Rent as follows: (i) for each of the 56 Building, the 88 Building and the 70 Building, from the date hereof through the day immediately preceding the applicable Construction Commencement Date for each such building, the product of $15.00 multiplied by the Rentable Square Footage of each such building, per annum (prorated for partial years); (ii) for each of the 56 Building, the 88 Building and the 70 Building, from the applicable Construction Commencement Date for each such building through the day immediately preceding the applicable Construction Completion Date for each such building, the product of $10.50 multiplied by the Rentable Square Footage of each such building, per annum (prorated for partial years); and (iii) for each of the 56 Building, the 88 Building and the 70 Building, from and after the applicable Construction Completion Date for each such building, the product of $21.50 multiplied by the Rentable Square Footage of each such building, per annum (prorated for partial years). Annual Basic Rent is payable in equal monthly installments on the first day of each and every month, in advance, and shall be prorated for partial months. The amount of Annual Basic Rent payable under clause (iii) of the first sentence of this Article 5(B), shall be increased on each March 1 from and after March 1, 2013 by two percent (2%). “Rentable Square Footage” shall mean, throughout the term of this Lease so long as the footprint of the Building in question shall not have been substantially increased or decreased, with respect to the 56 Building: 104,324 rentable square feet; with respect to the 88 Building: 62,650 rentable square feet; and with respect to the 70 Building: 46,941 rentable square feet.

     Notwithstanding the foregoing, if the aggregate amount of the Tenant Improvement Allowance (as defined in Exhibit A) has not been distributed to Tenant pursuant to Article 4 on or prior to the latest Construction Completion Date applicable to the 56 Building, the 88 Building and the 70 Building, the undistributed amount (the “Excess Amount”) shall be received as a rebate of Annual Basic Rent due from Tenant hereunder such that the Excess Amount shall be fully amortized in equal monthly installments over the initial term of this Lease, utilizing an interest rate of seven percent (7%) per annum.
     All of said Annual Basic Rent payments shall be paid at the office of the Landlord, 66 Gate House Road, Stamford, Connecticut or at such other place Landlord may designate by notice.
     C. Tenant covenants and agrees that all other amounts which Tenant assumes and agrees to pay or discharge pursuant to this Lease, together with any fine, penalty, interest or cost which may pursuant to the provisions of this Lease be added for late payment, if late payment is the fault of the Tenant thereof, shall constitute additional rent hereunder and in case of failure of Tenant to pay or discharge any of the foregoing, Landlord shall have all of the rights, powers and remedies provided herein, or by law, in the case of nonpayment of Annual Basic Rent.
ARTICLE 6. TAXES AND UTILITIES.
     A. Tenant shall pay as additional rent all real estate taxes, assessments and charges levied by any governmental authority upon the Leased Premises and personal property taxes levied against Tenant’s leasehold improvements, as same may be defined by the City of Stamford, together with all interest and penalties (imposed due to Tenant’s fault) thereon, or upon or against any Annual Basic Rent or additional rent reserved or payable hereunder, or upon or against this Lease or the leasehold estate hereby created, or the gross receipts from the Leased Premises, or the earnings arising from the use thereof, other than (i) franchise, capital stock or similar taxes, if any, of Landlord, or (ii) income, estate, excess profits or other similar taxes upon Landlord’s receipts, and/or the receipts of any of the persons who are members of Landlord, if any (unless the taxes referred to in clauses (i) and (ii) are in lieu of or a substitute for any other tax, assessment or charge upon, or with respect to the Leased Premises which, if such other tax, assessment or charge were in effect, would be payable by Tenant, in which event such taxes shall be computed as though the Leased Premises were the only property of Landlord and/or of each such member and the Annual Basic Rent payable hereunder the only income of Landlord and/or of each such member). Nothing above is intended to require that Landlord and/or any of the persons who are members of Landlord submit any more documentation than is necessary to support the receipts from the Leased Premises. Landlord shall request that the proper governmental authority send all tax assessment and charge bills to be paid by Tenant directly to the Tenant, but, if Landlord receives such a bill, it shall forward same immediately to Tenant. Tenant shall pay said taxes, assessments and charges within fifteen (15) days after the same becomes due and payable. Tenant shall notify Landlord of such payment when made which notification shall include copies of the bills paid and evidence of payment, so as to afford Landlord the opportunity to verify the payment. Notwithstanding the foregoing, Tenant shall be deemed to have complied with the provisions of this Paragraph if payment of said taxes, assessments and charges shall be made within any grace period allowed by law or by the governmental authority imposing the same, during which payment is permitted without penalty or interest.
     B. In the event any governmental authority shall hereafter levy taxes on the Leased Premises which shall be for the purpose of providing services now provided by the municipality and for which municipal real estate taxes are now levied (e.g. education); Tenant shall also pay as additional rent that portion of such taxes which is attributable to such services to the extent the same are in lieu of, or a substitute for, the aforesaid municipal real estate taxes.
     C. From and after the commencement of the term Tenant shall pay directly to any municipal authority or to any public service company which shall furnish the same, all the charges for sewage, water, gas, electricity or power consumed at or supplied to the Leased Premises, and, subject to Landlord’s maintenance obligations, warranties and representations, will comply with all public service and/or municipal authority requirements for the maintenance and continuation of said services.
     D. To the extent that the same may be permitted by law, Tenant shall have the right to apply for the conversion of any taxes or assessment in order to cause the same to be payable in installments, and upon such conversion Tenant shall pay and discharge punctually said installments as they shall become due and payable during the term and shall pay the balance of all such installments applicable to the term of this Lease prior to the expiration of the term of the Lease.
     E. The customary adjustments and apportionments of real estate taxes, assessments and charges shall be made between Landlord and Tenant as of the date of the expiration or earlier termination of this Lease.
ARTICLE 7. USE OF PREMISES
     Tenant may use the Leased Premises for all lawful purposes that are permitted in accordance with the zoning regulations of the City of Stamford and any exceptions thereto applicable to the Leased Premises (the “Specified Use”).
ARTICLE 8. REPAIRS
     A. During the term of this Lease, Landlord shall, at its expense, in addition to any obligations imposed upon Landlord under this Lease, make all repairs to (or damage resulting from failure to make repairs to) the structural walls (bearing walls), including foundation of the Buildings and the covered walkways, structural members such as steel columns, beams, floors, and covered walkways, the parking areas (other than sealing, striping and curbing, but including the repair of potholes) and any and all repairs to roofs, provided, however, that the Landlord shall not be liable to make any such repairs which result from negligent or wrongful acts of Tenant, its agents, visitors, servants and/or employees unless the need for such repair is caused by fire or other casualty which is covered by insurance. Replacement of broken windows shall not be construed as a structural repair for purposes of this Article. Landlord shall be liable for any damages sustained by Tenant resulting from the failure of Landlord to make repairs for which Landlord is responsible hereunder after notice to Landlord by Tenant of the need for such repairs and the lapse of a period of time sufficient, with the exercise of reasonable diligence, for the making of such repairs. Tenant shall have the right to make emergency repairs which are the obligation of Landlord and to charge Landlord therefor, provided Landlord has had notice for the need for such emergency repairs and failed to make same. Landlord shall undertake all repairs, replacements and restorations of the Leased Premises in a manner that minimizes to the extent reasonably practicable any interference with Tenant’s use or occupancy of or access to the Leases Premises. In the event that as a result of such repairs, replacements or restorations of the Leased Premises any portion of the Leased Premises becomes unsuitable for Tenant’s use or occupancy, the Annual Basic Rent payable during the period of unsuitability shall be proportionately abated.
     From and after (i) the first (1st) anniversary of the date hereof with respect to the 88 Building, (ii) the third (3rd) anniversary of the date hereof with respect to the 56 Building and (iii) the fifth (5th) anniversary of the date hereof with respect to the 70 Building, and on or prior to each anniversary of the date hereof, Landlord shall cause the roof of each of the 88 Building, the 56 Building and the 70 Building to be inspected by a maintenance firm selected by Landlord and reasonably acceptable to Tenant, and shall cause such maintenance firm to provide, within thirty (30) days of such inspection, a report specifying the condition of each roof, as applicable, and setting forth any repair or replacement work required to maintain same in good condition and repair, together with a reasonable schedule for completion of same. Landlord shall perform and complete such repair and replacement work within the time frames set forth in such schedule.
     B. The Tenant shall, at its own cost and expense, maintain the Buildings in good and safe condition and in proper repair, other than the repairs which are the responsibility of the Landlord, during the term hereof. The Tenant shall, at its own cost and expense, maintain the heating and air conditioning systems, plumbing systems, painting, non-bearing walls, ceilings, partitions, windows, doors and electrical systems in good and safe condition and in proper repair, and sealing, striping and curbing of the parking areas on the Leased Premises, during the term hereof, provided, however, that if any replacement cost in excess of $5,000 is typically capitalized under generally accepted accounting principles, Tenant may elect (by delivering written notice to Landlord) to (i) pay the cost thereof or (ii) cause the cost of such replacement to be borne by Landlord, at its sole expense, and such cost shall then be amortized over the useful life of such replacement, and Tenant shall be obligated to pay Landlord, as additional rent in each subsequent year of the Lease, the annual amortized cost of such replacement. The Tenant shall keep the Leased Premises in good order and condition, including, but not limited to, removing snow and ice from walks and parking areas used by Tenant or its employees, invitees and agents.
     When used in this Lease, the term “repairs” shall include replacements or renewals, when necessary. All repairs shall be at least equal in quality and class to the condition on the date hereof.
     Tenant further covenants to maintain the exterior of the Leased Premises, including the landscaping, but not limited to the trimming of bushes and mowing of lawn, subject to Landlord’s obligations as aforesaid. In the event Tenant fails to so maintain the exterior of the Leased Premises, Landlord reserves the right, upon reasonable notice to Tenant of the need for such maintenance and the lapse of a period of time sufficient for the performance of such maintenance, to enter thereon for the purposes of so maintaining the exterior of the Leased Premises, whenever Landlord shall deem it necessary, and thereafter shall render a reasonable bill to Tenant for the cost of undertaking such maintenance, which bill shall be paid within thirty (30) days after it has been rendered.
     C. For the making of repairs hereunder, either party shall with respect to repairs to be made by such party have the benefit of any net proceeds of any insurance policies in fact received as a result of any event which necessitated such repairs. Any sum in excess of the amount required to pay for such repairs shall belong to Tenant.
ARTICLE 9. CHANGES, ALTERATIONS AND IMPROVEMENTS
     A. Tenant shall not make any changes, alterations and improvements in the Leased Premises which affect structure of the Buildings or the mechanical systems therein, without the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, provided plans of any changes and/or additions to be made have been delivered to Landlord, and provided further that, except where mandated by government action, such changes and/or additions shall not reduce the fair market value of the Leased Premises below their fair market value immediately prior to such changes and/or additions or impair the usefulness of the Leased Premises. If Landlord claims that such changes and/or additions shall reduce the fair market value of the Leased Premises below their fair market value immediately prior to such changes or impair the usefulness of the Leased Premises and Tenant disagrees, then such disagreement shall be resolved by an independent member of the American Institute of Appraisers chosen by Landlord and reasonably acceptable to Tenant who shall have at least five (5) years’ experience in appraising commercial property in Fairfield County, Connecticut. Tenant shall have the right to make any other changes, alterations and improvements to the Leased Premises that do not affect the structure of the Buildings or the mechanical systems therein, without Landlord’s consent therefor.
     B. Tenant shall have the right to select contractors, subcontractors, engineers, architects, construction and project managers and other professionals to perform work in connection with any changes, alterations and improvements to the Leased Premises; provided, however, that such contractors, subcontractors, engineers, architects and other professionals shall first be approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.
     C. Landlord, at no cost to it, shall cooperate with Tenant’s efforts to obtain any permits or certificates from governmental authorities required or desirable in connection with the making of any changes, alterations and improvements to the Leased Premises.
     D. Landlord, at no cost to it, shall cooperate with Tenant’s efforts to obtain any governmental incentives, including, without limitation, any financial assistance provided by the State of Connecticut Department of Economic and Community Development, respecting its occupancy of the Leased Premises or its making any changes, alterations or improvements thereto.

     E. Landlord shall not be entitled to any fees respecting any changes, alterations and improvements by the Tenant to the Leased Premises, including, without limitation, supervisory or review fees; provided, however, that Tenant shall reimburse Landlord for its reasonable, out-of-pocket expenses incurred to third party professionals unaffiliated with Landlord for the review of plans and specifications required under this Lease for any structural alterations sought to be made by Tenant and for the supervising of such structural alterations, but such expenses shall not include any costs or expenses payable to any mortgagee or ground lessor of Landlord, or any professional engaged on such mortgagee’s or ground lessor’s behalf, said expenses being the responsibility of Landlord.
     F. Tenant shall have the right, but not the obligation, to remove any changes, alterations or improvements at any time prior to the expiration of the term of this Lease, provided that Tenant repairs any damage to the Leased Premises caused by the removal thereof. Landlord shall waive any priority to claim a lien, interest or other right in or to all of such changes, alterations or improvements made by, or on behalf of, Tenant to the Leased Premises and the right to install same on the Leased Premises; provided, however, that Tenant, its assignee and any person, corporation or other entity installing such property shall agree to be liable for any and all damages to the Leased Premises caused by or resulting from such installation or any removal thereof.
     G. The terms of Article 9(A), 9(B) and 9(F) shall not apply to the performance of the Tenant Improvement Work, which shall be governed by the terms of Article 4.
ARTICLE 10. COMPLIANCE WITH LAWS, ETC.
     A. Subject to Landlord’s warranties and representations contained in the Lease, Tenant, at its own cost and expense, shall comply with all laws and ordinances and the orders, rules, regulations and requirements of any governmental agency which may be applicable to the Leased Premises resulting from the Tenant’s use thereof.
     B. Subject to Landlord’s warranties and representations contained in the Lease, the Landlord and Tenant shall be responsible, after the Construction Completion Date, for compliance with any change in any law, regulation or rule which requires an alteration, addition or other change or improvement to be made to the Leased Premises, as follows:
     If at any time during the term, or any extended term, of the Lease, any alteration, addition or other change or improvement to the Leased Premises shall be required by reason of any change in any law, regulation or rule (“Required Work”), Landlord shall obtain in good faith an estimated cost (both hard and soft) for the construction of such Required Work from a reputable contractor selected by Landlord and reasonably acceptable to Tenant. If the estimated cost is not in excess of $1,000,000 and the compliance is required during the first ten years of the term, or the first three years of any renewal term, the Landlord shall be obligated to complete the Required Work and the Tenant shall be obligated to pay the cost of such Required Work by (i) reimbursing the Landlord for the cost of such Required Work in equal monthly installments added to the Annual Basic Rent payments set forth in Article 5 necessary to amortize such cost over the term of this Lease utilizing an interest rate equal to the Required Rate (defined below), or (ii) paying the cost directly.

     If the estimated cost of the Required Work exceeds $1,000,000, or is required after the first ten (10) years of the term or the first three (3) years of any extension term, Landlord shall be obligated to commence the Required Work necessary to comply with such law, regulation or rule promptly and perform same to completion exercising commercially reasonable diligence; provided, however, that Landlord shall not be obligated to perform such Required Work if the time period required to complete same exercising reasonable diligence (estimated in good faith by a contractor reasonably acceptable to Landlord and Tenant) would extend beyond the expiration of the term of this Lease (as the same may be extended in accordance herewith). Upon the completion of such Required Work, if and only if such completion occurs during the term of this Lease, the Tenant shall, at its option (i) pay for the Required Work or (ii) reimburse the Landlord for its share of the cost of such Required Work, in accordance with the following formula:
     a) the actual total cost of construction of such Required Work, both hard and soft costs, shall constitute the “Required Cost Base”; and
     b) the Landlord shall then obtain from a recognized lending institution reasonably acceptable to Tenant the most favorable rate available under maximum mortgage financing secured by the Leased Premises only, and without personal liability to the Landlord or its members, for financing the Required Cost Base (the “Required Rate”), which Required Rate shall be the basis for a constant which would completely amortize (in accordance with generally acceptable accounting principles (GAAP)) the Required Cost Base by the payment of an annual sum made over the life of the asset that is the subject of the Required Work, such annual sum (only to the extent applicable to the remaining term of the Lease) to be an additional annual rent payment, which shall be payable, commencing upon the completion of such Required Work, in equal monthly installments, and added to the Annual Basic Rent payments provided in Article 5.
     In all cases, if the Tenant elects to reimburse the Landlord in equal monthly installments as set forth above, it may prepay such obligation at any time, without penalty, and the Landlord shall only receive the Required Rate through the actual date of repayment.
ARTICLE 11. NET LEASE; NON-TERMINABILITY
     A. This Lease is a net lease and the Annual Basic Rent, additional rent and other sums payable hereunder by Tenant shall be paid, except as otherwise expressly provided herein, without notice or demand.
     B. Except as otherwise expressly provided in this Lease, this Lease shall not terminate, nor shall Tenant have any right to terminate this Lease, nor shall Tenant be entitled to the abatement of any rent hereunder or any reduction thereof, nor shall the obligations of Tenant under this Lease be affected, by reason of damage to all or part of the Leased Premises or the prohibition, limitation or restriction of Tenant’s use of all or part of the Leased Premises, or the interference with such use by any person, except Landlord or its agents, or anyone rightfully claiming by, through or under Landlord, or for any other cause whether similar to or dissimilar from the foregoing, any present or future law to the contrary notwithstanding, it being the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Annual Basic Rent, additional rent and other sums payable by Tenant hereunder shall be payable in all events, and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to, pay or perform the same shall have been terminated or modified pursuant to an express provision of this Lease.
     C. The foregoing provisions of this Article 11 shall not modify or diminish Landlord’s obligations under this Lease.
ARTICLE 12. ASSIGNMENT
     A. Except as otherwise provided in this Article 12, Tenant shall not assign this Lease or any right or interest therein without the prior written consent of Landlord, which consent to assignment Landlord shall not unreasonably withhold, condition or delay. It shall be a condition of any assignment of Tenant’s interest in the Leased Premises which is permitted by this Lease that the assignee shall execute an instrument in writing unconditionally assuming and agreeing to perform and observe all covenants and conditions to be performed and observed by Tenant under this Lease from and after the effective date of such assignment. Any assignment of this Lease by Tenant hereunder (except to a subsidiary, affiliate or successor corporation (as each are defined below) of Tenant) shall not include Tenant’s rights under Article 43 hereof (the option to purchase the Leased Premises). Upon execution of such instrument and the delivery to Landlord thereof, together with a true and complete copy of the instrument of assignment, Tenant shall be released from all liabilities and obligations under this Lease, so long as (i) the Lease is being assigned with respect to at least one (1) or more of the Buildings comprising the Leased Premises and (ii) the assignee has a tangible net worth equal to or exceeding the lesser of (x) Tenant’s tangible net worth at the time of transfer and (y) Tenant’s tangible net worth on the date hereof; provided, however, that in the event of a partial assignment of this Lease (with respect to less than all of the Buildings comprising the Leased Premises), Tenant shall only be released with respect to liabilities and obligations relating to the portion of the Leased Premises being assigned. If the conditions set forth in the immediately preceding sentence have not been satisfied, Tenant shall not be so released. For purposes of this Article 12 and except as hereinabove contained, the sole criteria upon which Landlord may base its decision to grant or deny its consent to any assignment, which are separate and independent from the conditions required for Tenant’s release as aforesaid, shall be as follows: (i) the use to be made of the Leased Premises by the proposed assignee, and (ii) the financial strength of the proposed assignee. With respect to any request by Tenant for Landlord’s consent to any proposed assignment, the failure by Landlord to notify Tenant of Landlord’s decision with respect to any such request within thirty (30) days after receipt of the following shall be deemed to be consent to same, provided Tenant’s request shall include: a written statement setting forth the identity of the assignee, the use to which the assignee proposes to occupy the Leased Premises, the most recent year-end financial statements of the assignee, together with such other financial information as Landlord may reasonably deem relevant.
     B. Tenant, and its successors and assigns, shall have the unrestricted right to sublet the Leased Premises, in whole or in part, but only for a term or terms which shall expire prior to the expiration of the term of this Lease or any renewal hereof, and provided that each such sublease shall be subject and subordinate to the rights of Landlord hereunder.

     C. Tenant shall not mortgage or pledge this Lease, or any right or interest therein, without the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold or delay. Landlord agrees that if such a lien holder shall give written notice to Landlord of its name and address, together with a copy of the instrument under which such lien holder acquired an interest in the Lease, then Landlord, in the event of Tenant’s default, shall give notice to such holder at said address when any notice of default is given to Tenant and shall permit such holder (i) to cure any default of Tenant hereunder and (ii) to enter into a direct lease with Landlord for the remainder of the term of this Lease on the same terms as those set forth in this Lease.
     D. Tenant may, without Landlord’s written consent, permit any corporations or other business entities which control, are controlled by, or are under common control with Tenant (“Related Corporations”) to use or occupy the whole or any part of the Leased Premises for any of the purposes permitted to Tenant. Such use or occupancy shall not be deemed to vest in any such Related Corporation any right or interest in this Lease or in the Leased Premises, nor shall such use or occupancy release, discharge or modify any of Tenant’s obligations hereunder.
     E. Tenant may, upon written notice to Landlord but without Landlord’s written consent, assign or transfer its entire interest in this Lease and the leasehold estate hereby created or sublet the whole or any part of the Leased Premises on one or more occasions to a “subsidiary” or “affiliate” of Tenant or to a “successor corporation” of Tenant, as such terms are hereinafter defined. A “subsidiary” of Tenant shall mean any corporation or other business entity not less than 50% of whose outstanding voting stock or beneficial interests shall at the time be owned, directly or indirectly, by Tenant or by one or more of its subsidiaries. An “affiliate” of Tenant shall mean any corporation or other business entity which, directly or indirectly, controls or is controlled by or is under common control with Tenant. A “successor corporation” shall mean (i) a corporation or other business entity into which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions for the merger or consolidation of corporations or other business entities, provided that by operation of law or by effective provisions contained in the instruments for merger or consolidation the liabilities of the corporations or business entities participating in such merger or consolidation are assumed by the corporation or business entity surviving such merger or consolidation; or (ii) a corporation or other business entity acquiring this Lease and the Leased Premises hereby demised, the good-will and all or substantially all of the other property and assets of Tenant or its corporate successors or assigns, and assuming all or substantially all of the liabilities of Tenant or its corporate successors or assigns; or (iii) any successor to a successor corporation or business entity becoming such by either of the methods described above in clauses (i) and (ii). Acquisition by Tenant, or its corporate successors or assigns of a substantial portion of the assets, together with the assumption of all or substantially all the obligations and liabilities of any corporation or business entity, shall be deemed a merger of such corporation or business entity into Tenant for purposes of this section. Notwithstanding any assignment, transfer or assumption of any obligations by a subsidiary, affiliate or successor corporation, under this Section E, as the case may be, Tenant shall, to the extent it legally exists, remain liable for the performance of all the terms, conditions and covenants of this Lease, unless Landlord agrees to the contrary in writing.
ARTICLE 13. INSURANCE

     A. Tenant shall at all times after the commencement date maintain with respect to the Leased Premises insurance of the following character:
          1. REAL PROPERTY: Against the perils of “all risk of physical loss or damage” in an amount not less than one hundred (100) percent of the insurable replacement cost, and additional coverages and/or endorsements and/or forms providing for “Agreed Amount”, “Contingent Liability from Operation of Building Laws”, “Demolition and Increased Time to Rebuild” endorsement, and “Increased Cost of Construction” endorsement. Deductibles, if any, are to be clearly shown on policies and/or certificates and if there is no deductible the policy shall so state.
          2. COMPREHENSIVE GENERAL LIABILITY: Provide a combined single limit for personal injury and property damage of Five Million (5,000,000) Dollars.
          3. EXPLOSION: Provide explosion insurance with respect to any boiler or similar apparatus located on the Leased Premises, in an amount of Five Hundred Thousand (500,000) Dollars.
          4. RENTAL VALUE: Provide rental value insurance payable in case of loss caused by a peril against which insurance is required to be maintained under Article 13(A)(1) in an amount not less than the Annual Basic Rent becoming due hereunder during the twelve month period following any damage or destruction.
     B. All policies and/or certificates of insurance shall be effected under valid and enforceable policies issued by insurance companies of recognized responsibility and authorized to conduct an insurance business in the State of Connecticut.
     C. All policies and/or certificates of insurance shall provide for a 30-day written notice of cancellation to Landlord and Tenant; provide for a waiver of subrogation against all assured thereunder clause, and name Landlord as an additional named insured as its interest may appear and, where applicable, shall name any mortgagee of Landlord’s interest in the Leased Premises, as its interest may appear.
     D. Tenant shall adjust with the insurance company any loss under any policy of insurance maintained by it; provided, however, that Landlord shall have a prior right to approve an adjustment reached between Tenant and the insurance company under a policy required by Article 13(A)(1) or 13(A)(3), which approval shall not be unreasonably withheld, conditioned or delayed.
     E. Tenant shall deliver to Landlord, prior to the term hereof, original or duplicate certificates of insurance reasonably acceptable to Landlord evidencing all the insurance which is then required to be maintained by Tenant hereunder. Tenant shall, within thirty (30) days prior to the expiration of any such insurance, deliver the original or duplicate certificates of insurance reasonably satisfactory to Landlord evidencing the renewal of such insurance. Should Tenant fail to effect, maintain or renew any insurance provided for in this Article 13 or to pay the premium or deliver the certificates, Landlord, at its option, but without obligation so to do, may procure such insurance, and any sum expended by it to procure such insurance shall be repaid by Tenant on demand of Landlord, as additional rent.

     F. Tenant shall have the right to carry out any insurance required under this Article in umbrella policies or blanket policies, provided, however that any such insurance in blanket form must contain a provision for the payment for real estate loss before other property loss, and provided further, the terms of subparagraph E above are complied with.
     G. Landlord shall at all times maintain insurance with respect to the private roadways owned by Landlord in the vicinity of the Leased Premises (and including portions of the Leased Premises contained therein) in amounts and of quality equal to that being commonly carried by prudent owners of comparable office parks in Stamford, Connecticut, and name Tenant as an additional insured as its interest may appear and, where applicable, shall name any leasehold mortgagee of Tenant’s interest in the Leased Premises, as its interest may appear.
     H. Except where specifically provided in this Lease, Landlord and Tenant hereby each release the other from any and all liability or responsibility (to the other or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage to property caused by fire or any of the extended coverage or supplementary contract casualties, even if such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible without limiting the foregoing, each of Landlord’s and Tenant’s policies of insurance shall contain a clause or endorsement to the effect that such releases are accepted by the insurers and such releases shall not adversely affect or impair said policies or prejudice the right of the releasor to recover thereunder. Each of Landlord and Tenant agrees that its policies will include such a clause or endorsement so long as the same shall be obtainable without extra cost, or if extra cost shall be charged therefor, so long as the other party pays such extra cost. If extra cost shall be chargeable therefor, each party shall advise the other thereof and of the amount of the extra cost, and the other party, at its, election, may pay the same, but shall not be obligated to do so. Nothing herein contained is intended to affect Landlord’s and Tenant’s respective obligations to repair, replace or rebuild as provided in this Lease or to maintain the amount of insurance contained in this Article.
ARTICLE 14. DAMAGE OR DESTRUCTION
     A. If the Leased Premises or parts thereof shall be damaged or destroyed, Tenant shall promptly give notice to Landlord of such damage or destruction, generally describing the nature and extent of such damage or destruction.
     B. If any portion of the occupied square footage of a Building on the Leased Premises shall be rendered untenantable in connection with damage by fire or other casualty, or any cause covered by the insurance required to be carried by Tenant hereunder, provided Tenant has maintained the insurance required in Article 13, Tenant shall be entitled to the insurance proceeds therefor and shall repair the damages at its expense and the Annual Basic Rent, from the date of such casualty until such repairs shall be made, shall be equitably apportioned according to the part of the Building which is usable by Tenant. If one (1) or more Buildings are totally destroyed or materially damaged such that Tenant’s contractor in good faith estimates that the repair thereof will require more than nine (9) months to repair, Tenant shall have the right to elect to terminate the Lease as to said damaged Building(s) or as to the entire Leased Premises (if said damaged Building is the 56 Building) by notice to Landlord delivered within sixty (60) days of the date of Tenant’s receipt of such contractor’s estimate and the Lease terms shall be adjusted accordingly. If Tenant does not timely elect to terminate the Lease pursuant to the preceding sentence, Tenant shall repair the damages at its expense as required above. If Tenant does timely elect to terminate the Lease as provided above, Tenant shall assign to Landlord the insurance claims and proceeds relating to the casualty in question and shall pay to Landlord the amount of any deductibles payable under the insurance policies covering such casualty.
ARTICLE 15. MECHANICS LIENS
     If any mechanic liens shall have been filed against the Leased Premises based upon any act of Tenant or anyone claiming through Tenant, Tenant, after twenty (20) days notice thereof, shall forthwith take such action by bonding, deposit, payment or otherwise as will remove or satisfy such lien. Should Tenant fail to so remove or satisfy such lien, Landlord at its option, but without obligation so to do, may take such action, and any sums expended by it, including reasonable attorneys’ fees, shall be repaid by Tenant on demand of Landlord.
ARTICLE 16. CONDEMNATION
     A. If either party shall learn of the possible condemnation of the whole or any part of the Leased Premises it shall promptly notify the other party thereof.
     B. Any award or payment by reason of any taking shall belong to Landlord. Tenant may make a separate claim for its trade fixtures, moving expenses and loss of business.
     C. In the case of taking of a portion of any Building or its parking area, which taking renders the remainder of such Building or parking area unsuitable for the use of Tenant as theretofore carried on (unless, in the case of the taking of a parking area, Landlord shall arrange to provide Tenant with additional parking to compensate for the loss of the parking area within five hundred (500) feet of the Leased Premises), Tenant shall have the right to elect to terminate the Lease as to said Building(s) or as to the entire Leased Premises (if said condemned Building is the 56 Building) by notice to Landlord and the Lease terms shall be adjusted accordingly. The determination of unsuitability shall be by mutual agreement of the parties, or by arbitration if they cannot agree.
     D. If this Lease has not been terminated as to the portion of the Leased Premises remaining after the taking, a just proportion of the Annual Basic Rent shall abate during such period from the date of the taking if and to the extent that Tenant shall be deprived of possession of any Building and for such period of restoration that Tenant is so deprived of possession. Thereafter, a just proportion of the Annual Basic Rent shall be abated according to the nature and extent of the part of the Building acquired or condemned for the balance of the term of this Lease. Any dispute as to what constitutes a just proportion herein shall be subject to arbitration as herein provided.
     E. Landlord shall at its cost and expense, promptly commence and complete restoration of the Leased Premises to as nearly as practicable their condition and utility immediately prior to the taking, except for any reduction in area caused by the taking.
ARTICLE 17. TENANT’S TRADE FIXTURES

     Tenant’s trade fixtures, as defined below, shall remain the property of Tenant and may be removed in whole or in part by Tenant, at its discretion, at any time and from time to time during the term of this Lease. Upon the expiration or earlier termination of this Lease, Tenant shall remove Tenant’s trade fixtures, if any, from the Leased Premises. Tenant, at its own expense, shall repair any damage to the Leased Premises caused by such removal.
     The words “Tenant’s trade fixtures” or words of similar import as used in this Lease shall be construed to mean: all signs, furniture, furnishings, machinery, equipment and other personal property installed or placed in or on the Leased Premises, after completion of the Tenant Improvement Work as provided in Article 4, by Tenant in connection with the operation of its business thereat, whether or not permanently attached to the realty. Upon request of Tenant or Tenant’s assignees, Landlord shall waive any priority to claim a lien, interest or other right in or to Tenant’s trade fixtures and the right to install same on the Leased Premises, provided, however, that Tenant, its assignee and any person, corporation or other entity installing such property shall agree to be liable for any and all damages to the Leased Premises caused by or resulting from such installation or any removal thereof; and, provided further that when Tenant or its assigns vacate the Leased Premises, said trade fixtures shall be immediately removed or any waiver of priority shall terminate.
ARTICLE 18. SIGNS
     Subject to the prior written consent of Landlord and any applicable municipal regulations, which consent of Landlord shall not be unreasonably withheld, conditioned or delayed, Tenant shall have a right to erect signs on said Leased Premises. Tenant shall have the right to pursue, and Landlord shall cooperate with Tenant in its efforts to obtain, any variances of local laws, rules or regulations required to erect the signage on the Leased Premises desired by Tenant.
ARTICLE 19. INDEMNITY
     A. During the term hereof Tenant shall protect, save and keep Landlord harmless and indemnified against and from any loss, costs, damage or expense arising out of or from any accident or other occurrence on the Leased Premises causing injury or damage to any person or property due to any act or neglect of Tenant, its agents or employees, or failure to comply with and perform any of the requirements and provisions of this Lease on its part to be performed, or due to any use made by Tenant on the Leased Premises; and Tenant shall, at its own cost and expense, defend and indemnify Landlord against all claims based upon death, damage or injury to persons or damage to property while on the Leased Premises, during the entire term of this Lease, provided, however, that Landlord shall protect, save and keep Tenant harmless and indemnified against and from, and any agreement of indemnity by Tenant shall not apply to, any loss, cost, damage or expense arising out of or from any accident or other occurrence on the Leased Premises causing injury or damage to any person or property, due to any act or neglect of Landlord, its agents or employees, or failure to comply with and perform any of the requirements and provisions of this Lease on its part to be performed.
     B. Landlord shall defend, indemnify and hold Tenant harmless from and against any and all claims, demands, liabilities and expenses, including reasonable attorney fees arising from: (i) the negligence or wrongful act of Landlord, its agents, employees or contractors; (ii) any breach of this Lease by Landlord; and (iii) any violation by the Leased Premises of applicable law, including Environmental Law, prior to Tenant’s original occupancy thereof; provided that Landlord’s obligation under this subparagraph shall not be affected to the extent such claims, damages, liabilities and expenses (x) arise out of or relate to the negligence or wrongful act of Tenant, its agents, employees or representatives or (y) relate to losses typically covered by casualty insurance.
     C. Notwithstanding anything contained in this Lease to the contrary, for purposes of Tenant’s obligations under Article 8, Article 10 and this Article 19, the term “Leased Premises” shall not include any portion of the Leased Premises which lies within a traveled way used in common with Landlord and others, unless the need for repair or loss, cost, damage or expense is directly due to an act or neglect of Tenant, its agents or employees.
ARTICLE 20. ADVANCES BY THE LANDLORD; ENTRY BY THE LANDLORD
     A. If Tenant shall fail to make or perform any payment or act on its part required to be made or performed under this Lease, within the periods of time permitted herein, Landlord may, but shall not be obligated to, upon reasonable notice to Tenant and without waiving any default or releasing it from any obligation, make such payment or perform such act for the account and at the cost and expense of Tenant. All sums so paid by Landlord and all necessary and incidental costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the performance of any such act by Landlord, together with interest at a rate two (2) percent per annum over the prime rate reported in the “Money Rates” column of The Wall Street Journal or in any successor column, from the date of the making of such payment or of the incurring of such costs and expenses shall be payable by Tenant on demand of Landlord.
     B. Landlord and its authorized representatives shall have the right to enter upon the Leased Premises at all reasonable times, upon reasonable notice during normal working hours, with minimal interruption to Tenant and its business, for the purpose of (1) inspecting the Leased Premises, (2) performing any act required under Article 8 so long as the terms of such Article are complied with, and (3) showing the Leased Premises to prospective purchasers or mortgagees, or within twelve (12) months prior to the expiration of the term of this Lease, prospective tenants. No such entry shall constitute an eviction of Tenant.
     C. If at any time a dispute shall arise as to any amount or sum of money to be paid by one party to the other under the provisions hereof, the party against whom the obligations to pay the money is asserted shall have the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of said party to institute arbitration for the recovery of such sum, and if it shall be adjudged that there was no legal obligation on the part of said party to pay such sum or any part thereof, said party shall be entitled to recover (in the manner provided in Subparagraph A above) such sum or so much thereof as it was not legally required to pay under the provisions of this Lease, together with interest at a rate two (2) percent per annum over the prime rate reported in the “Money Rates” column of The Wall Street Journal or in any successor column.
ARTICLE 21. TENANT’S DEFAULT

     A. If, at any time during the term of this Lease, subject to existing bankruptcy laws, as the same may be amended from time to time, (1) Tenant shall file in any court a petition in bankruptcy or insolvency or for reorganization (other than a reorganization not involving the insolvency of Tenant), or arrangement, or for the appointment of a receiver or trustee of all or a portion of Tenant’s property, or (2) Tenant shall make a general assignment for the benefit of creditors, or (3) Tenant shall be adjudicated as bankrupt by any court; then this Lease shall terminate ipso facto upon the happening of such contingency, and Tenant shall then quit and surrender the Leased Premises to Landlord. The word “Tenant” as used in this Article shall be deemed to mean Tenant herein or in the event that this Lease shall have been assigned, such word shall be deemed to mean only the assignee in possession of the Leased Premises. In any event, the liability of Tenant shall continue as provided in this Lease, provided, however, that if Tenant had assigned this Lease Landlord will allow Tenant, if legally permitted to do so, to occupy the Leased Premises upon compliance with all terms of this Lease including but not limited to the payment of all overdue rent.
     B. After the same shall become due and payable, if Tenant shall be in default in the payment of Annual Basic Rent or additional rent or insurance premiums for more than twenty (20) days after notice by Landlord, then Landlord may, at its election, terminate this Lease; provided, however, that in the event that Tenant shall have received any such Landlord’s notice twice within any consecutive twelve (12) month period, then Landlord may, at its election, terminate this Lease if Tenant shall thereafter fail to pay any installment of Annual Basic Rent or additional rent or insurance premiums for more than fifteen (15) days following the due date thereof.
     C. If Tenant shall be in default in the performance of any of the other covenants, terms and conditions of this Lease, Landlord may give Tenant sixty (60) days notice in writing specifying the default and requiring it to be remedied. If, at the expiration of said sixty (60) days, the default which is the basis of such notice shall not have been remedied (or if such default cannot be remedied within such period of sixty (60) days, if Tenant shall not have commenced the remedy thereof within such period of time and shall not be proceeding with due diligence to remedy it), Landlord, at its election, may terminate this Lease on fifteen (15) days’ written notice. to such effect.
     D. In the event this Lease shall terminate pursuant to Sections A, B or C of this Article, Landlord shall be entitled to recover forthwith from Tenant, as liquidated damages or otherwise, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when and governing the proceedings in which such damages are to be proved. In determining the rental value of the Leased Premises, the rental realized by any bona fide reletting shall be deemed prima facie evidence of such rental value. Landlord shall make every reasonable effort to relet the Leased Premises.
     E. After such termination Landlord may re-enter the Leased Premises and have and possess the same as of Landlord’s former estate, and without such re-entry may recover possession thereof in the manner prescribed by the statute relating to summary process, without any compliance with statutory notice to quit, which is specifically waived.
ARTICLE 22. ADDITIONAL RIGHTS OF PARTIES

     A. No right or remedy herein conferred upon or reserved to Landlord or Tenant is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law. The failure of Landlord or Tenant to insist at any time upon the strict performance or observance of any covenant or condition or to exercise any right, power or remedy under this Lease shall not be construed as a waiver or relinquishment thereof for the future. The receipt by Landlord of any Annual Basic Rent, additional rent or other amounts payable hereunder with knowledge of the breach of any covenant or agreement in this Lease shall not be deemed a waiver of such breach, and no waiver by Landlord or Tenant of any provision of this Lease shall be deemed to have been made unless expressed in writing by Landlord or Tenant, as the case may be.
     Landlord or Tenant shall be entitled to the extent permitted by applicable law, to injunctive relief in case of the violation or attempted or threatened violation of any covenant, agreement, condition or provision of this Lease or to a decree compelling performance of any covenant, agreement, condition or provision of this Lease, or to any other remedy allowed by law.
     B. If either party shall be in default in the performance of any of its obligations under this Lease, the defaulting party shall pay to the other party the expenses incurred in connection therewith, including reasonable attorneys’ fees and expenses. If either party shall without fault on its part be made a party to any litigation commenced against the other, and if the party against whom the action is commenced shall not provide the other with counsel reasonably satisfactory to it, the party against whom the action is commenced shall pay all costs and reasonable attorneys’ fees and expenses incurred or paid by the other in connection with such litigation. Notwithstanding the above, counsel provided by an insurance carrier shall be considered reasonably satisfactory unless such counsel shall refuse to act for the party.
     C. Notwithstanding anything to the contrary contained herein, neither party shall be liable for any consequential, special or punitive damages suffered by the other party as a result of the former party’s default hereunder or negligence.
ARTICLE 23. NOTICES, DEMANDS AND OTHER INSTRUMENTS
     All notices demands, consents, approvals, requests or other communications required or permitted to be given pursuant to this Lease or pursuant to law (“Notices”) shall be in writing and shall be sent by one of the following means: (i) hand delivery with written receipt (unless the recipient refuses to give a receipt), (ii) United States certified mail, postage prepaid, return receipt requested, or (iii) Federal Express or another nationally recognized overnight express delivery service. Notices to Landlord shall be directed to Landlord at 66 Gate House Road, Stamford, Connecticut 06902. Notices to Tenant shall be directed to Tenant at 56 Top Gallant Road, Stamford, Connecticut 06902, Attention: General Counsel. Landlord and Tenant shall each have the right, from time to time, to specify, as its address for purposes of this Article, any other address in the United States upon giving notice thereof to the other party. Notices given by hand delivery shall be deemed given at the time of delivery. Notices given by Federal Express or such other overnight express service shall be deemed given one business day after deposit with the express company prior to its deadline for overnight delivery. Notices given by U.S. certified mail shall be deemed given three business days after deposit with the U.S. Postal Service.
ARTICLE 24. JURY WAIVER
     Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim involving any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Leased Premises, the right to any statutory relief or remedy, or any claim or injury or damage.
ARTICLE 25. SURRENDER
     Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Leased Premises to Landlord in good order, condition and repair, ordinary wear and tear and damage by the elements, any other cause beyond Tenant’s reasonable control, and Landlord’s uncorrected responsibilities excepted, and, in the case of termination pursuant to Article 16, the condemned portion excepted. Tenant, upon thirty (30) days notice to Landlord, shall remove from the Leased Premises on or prior to such expiration or earlier termination Tenant’s trade fixtures (as defined in Article 17), if any, situated thereon, and at Tenant’s cost and expense shall repair any damage caused by such removal. Tenant’s trade fixtures not so removed shall become the property of Landlord, who may thereafter cause such property to be removed from the Leased Premises and disposed of, but the cost of any such removal and disposition as well as the cost of repairing any damage caused by such removal shall be borne by Tenant.
ARTICLE 26. BROKER
     Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker in connection with this Lease other than Cushman & Wakefield of Connecticut, Inc. (the “Broker”) and that, to the best of its knowledge and belief, no other broker, finder or like entity procured or negotiated this Lease or is entitled to any fee or commission in connection herewith. Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all claims, liabilities, losses, costs, damages and expenses which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease, or the above representation being false. Landlord shall be responsible for the commission due and payable to Broker pursuant to a separate agreement. The provisions of this Article 26 shall survive the expiration or earlier termination of this Lease.
ARTICLE 27. SEPARABILITY
     Each covenant and agreement in this Lease shall be construed to be a separate and independent covenant and agreement. If any term or provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term shall not be affected thereby.
ARTICLE 28. BINDING EFFECT

     This Lease may not be changed, modified or discharged except by a writing signed by Landlord, Tenant and fee mortgagee. All covenants, obligations and conditions contained in this Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord and the permitted successors and assigns of Tenant to the same extent as if each such successor and assign were named as a party to this Lease.
ARTICLE 29. MORTGAGE AND SUBORDINATION
     A. This Lease shall, at such mortgagee’s option, be subject and subordinate to the lien of any mortgage or mortgages which may now or hereafter affect or become a lien upon the Leased Premises, provided that the mortgagee shall be an insurance company, a real estate investment trust, a bank, a savings and loan association or a pension fund or trust or a combination of the foregoing, and provided further the conditions in paragraph C are met.
     B. Tenant shall execute any instruments which may be required to effectuate such subordination, consistent with the provisions of this Article, including, but not limited to, an acknowledgment that the commencement of the Term has occurred and the execution of an Estoppel Certificate as specified in Article 38, if required by the mortgagee, but in no event shall the execution of said Estoppel Certificate release Landlord from any of its obligations under this Lease.
     C. The subordination of this Lease to the lien of mortgage or mortgages as aforesaid or to any ground lease is subject to the express condition (and Landlord agrees in all events with respect to any mortgage or ground lease affecting the Leased Premises) that Landlord shall provide to Tenant, at no charge to Tenant, a Subordination, Non-disturbance and Attornment Agreement, executed by the applicable mortgagee or ground lessor (the “Agreement”) to provide as follows:
          1. Subject to the terms, provisions and conditions of the Agreement, this Lease and any extensions, renewals, replacements or modifications thereof, and all of the right, title and interest of Tenant thereunder, in and to the Leased Premises are and shall be subject and subordinate to the mortgage or ground lease and to all of the terms and conditions contained therein, and to any renewals, modifications, replacements, consolidations and extensions thereof.
          2. The mortgagee or ground lessor consents to this Lease and, in the event such mortgagee or ground lessor comes into possession of or acquires title to the Leased Premises as a result of the foreclosure or other enforcement of the mortgage or ground lease or the note secured by the mortgage, or as a result of any other means, such mortgagee or ground lessor agrees that, so long as Tenant is not then in default beyond any applicable grace period under the Agreement or under this Lease, such mortgagee or ground lessor will not name Tenant as a part to such foreclosure or enforcement action, will recognize Tenant’s leasehold estate and will not disturb Tenant in its possession of the Leased Premises for any reason other than one which would entitle Landlord to terminate this Lease under terms of this Lease or would cause, without any further action by Landlord, the termination of this Lease due to any act by Tenant or would entitle Landlord to dispossess Tenant from the Leased Premises.

          3. Tenant agrees with such mortgagee or ground lessor that if the interests of Landlord in the Leased Premises shall be transferred to and owned by such mortgagee or ground lessor by reason of foreclosure or other proceedings brought by or on behalf of such mortgagee or ground lessor, or any other manner, or shall be conveyed thereafter by such mortgagee or ground lessor or shall be conveyed pursuant to a foreclosure sale of the Leased Premises, Tenant shall be bound to such mortgagee or ground lessor and such mortgagee or ground lessor shall be bound to Tenant under all of the terms, covenants and conditions of this Lease for the balance of the term hereof remaining, with the same force and effect as if such mortgagee or ground lessor were the landlord under this Lease, and Tenant will thereby attorn to such mortgagee or ground lessor as its landlord, said attornment to be effective and self-operative without the execution of any further instruments, on the part of any of the parties thereto immediately upon such mortgagee or ground lessor succeeding to the interest of Landlord in the Leased Premises. Tenant agrees, however, upon the election of and written demand by such mortgagee or ground lessor, within 20 days after such mortgagee or ground lessor receives title to the Leased Premises, to execute an instrument in confirmation of the foregoing provisions, reasonably satisfactory to such mortgagee or ground lessor, in which Tenant shall acknowledge such attornment, such mortgagee or ground lessor shall acknowledge Tenant’s tenancy and leasehold interest in the Leased Premises, and each shall agree that this Lease sets forth the terms and conditions of Tenant’s tenancy.
          4. Tenant agrees with such mortgagee or ground lessor that if such mortgagee or ground lessor shall succeed to the interest of Landlord under this Lease, such mortgagee or ground lessor shall not be (a) liable for any action or omission of any prior landlord under this Lease, unless such action or omission is of a continuing nature, or (b) subject to any offsets or defenses which Tenant might have against any prior landlord unless specifically provided for in this Lease, or (c) bound by any rent or additional rent Tenant might have paid for more than that which is due and payable for the current month to any prior landlord (excluding taxes or insurance), or (d) bound by any security deposit which Tenant may have paid to any prior landlord, unless such deposit is in an escrow fund available to or has been paid to such mortgagee or ground lessor, provided that Tenant shall be relieved of any further obligation under this Lease to reestablish any such security deposit unless and until Tenant receives same from such prior landlord, or (e) bound by an amendment or modification of this Lease that changes any of the rental terms made without such mortgagee’s or ground lessor’s written consent, or (f) personally liable under this Lease and such mortgagee’s or ground lessor’s liability under this Lease shall be limited to the interest of such mortgagee or ground lessor in the Leased Premises. Tenant further agrees with such mortgagee or ground lessor that Tenant will not voluntarily subordinate the Lease to any lien or encumbrance without such mortgagee’s or ground lessor’s written consent.
          5. So long as no event has occurred, which has continued to exist for such period of time (after notice and lapse of time to cure, if any required by this Lease) as would entitle the Landlord under the Lease to terminate this Lease or would cause, without any further action of the Landlord, the termination of this Lease or would entitle the Landlord to dispossess Tenant thereunder, then (a) all proceeds of insurance shall be applied in the manner provided for in this Lease; and (b) Tenant’s rights to alter the Leased Premises, as set forth in this Lease, shall be recognized and consented to by such mortgagee or ground lessor.

          6. The Agreement shall bind and inure to the benefit of the parties thereto, their successors and assigns. As used therein the term “Tenant” shall include Tenant, its successors and assigns; the words “foreclosure” and “foreclosure sale” as used therein shall be deemed to include the acquisition of Landlord’s estate in the Leased Premises by voluntary deed (or assignment) in lieu of foreclosure; and the word “mortgagee or ground lessor” shall include such mortgagee or ground lessor therein specifically named and any of their respective successors, participants and assigns, including anyone who shall have succeeded to Landlord’s interest in the Leased Premises by, through or under foreclosure of the mortgage or ground lease and/or the transfer, sale or conveyance or the Leased Premises to any third party, that said third party shall agree to be bound by, and shall be bound by, the terms, conditions and obligations set forth in the Agreement as if such third party were the mortgagee or ground lessor.
ARTICLE 30. PERMITTED CONTEST
     Tenant, at its cost and expense, and if legally required in the name of Landlord, may contest by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity, or application, in whole or in part, or any assessment upon which a tax will be based, of any tax assessment or charge required to be paid hereunder, or any legal requirement or insurance requirement, provided that neither the Leased Premises nor any part thereof or interest therein would be in any danger of being sold, forfeited or lost by reason of such proceedings, and provided further in the case of a legal requirement, Landlord would not be in any imminent danger of any civil or criminal liability for failure to comply therewith, and the Leased Premises would not be subject imminently to the imposition of any lien as a result of such failure. Landlord shall promptly furnish to Tenant all notices received by it regarding increases in taxes, assessments, legal and insurance requirements and shall reasonably cooperate with Tenant so long as Tenant pays all out of pocket expenses incurred by reason of such cooperation. Each such contest shall be promptly prosecuted to a final conclusion, and Tenant shall pay and save Landlord harmless against all losses, judgments, decrees and costs, including reasonable attorneys’ fees and expenses in connection therewith, and shall promptly, after the final determination of such contest, pay and discharge the amounts which shall be levied, assessed or imposed and deemed to be payable therein, together with all penalties, fines, interest, costs and expenses thereon or in connection therewith. Tenant shall be entitled to all refunds received as a result of such contests, provided Tenant shall have been liable for the payment of such tax, assessment, legal or insurance requirement.
ARTICLE 31. LANDLORD DEFAULT
     If (i) at any time or times during the term of this Lease Landlord shall default in the performance of any of its obligations hereunder, (ii) Tenant shall deliver to Landlord a notice setting forth such default, and (iii) Landlord shall fail to cure such default within the period of thirty (30) days following the delivery of such notice, then, and in each such case, Tenant, at any time after the expiration of such thirty (30) day period and prior to such default being cured, may deliver to Landlord a second notice setting forth such default and indicating Landlord’s failure to cure the same within the aforesaid thirty (30) day period. If, in any case where Tenant delivers such a second notice of a default, Landlord shall fail to cure the default set forth therein within the period of thirty (30) days following the delivery of such second notice (or, if such default cannot be reasonably cured within such thirty (30) day period, Landlord shall fail to commence in good faith the cure thereof within such thirty (30) day period or Landlord shall thereafter fail to prosecute the same with reasonable diligence to completion), then, in each such case, the following provision shall apply: Tenant, at any time after the expiration of such second thirty (30) day period (or, as the case may be, after Landlord’s failure to prosecute a cure with reasonable diligence) and without any further notice to Landlord, may (but shall not be obligated to) cure the default in question, and if Tenant, in connection with any such cure, makes any expenditure or incurs any obligation for the payment of money, the Landlord, within ten (10) days after written demand therefor, shall reimburse Tenant an amount equal to all sums so paid or incurred (together with interest on such sums at a rate two (2) percent per annum over the prime rate reported in the “Money Rates” column of The Wall Street Journal or in any successor column, from the date Tenant pays or incurs such sums to the date Landlord reimburses Tenant therefor). If Landlord fails to so reimburse Tenant, then Tenant shall be entitled to deduct the amount owed from its monthly installments of Annual Basic Rent (up to a maximum of 25% of the amount of such monthly installment, each month) until the sum due Tenant from Landlord is recovered.
ARTICLE 32. QUIET ENJOYMENT
     Tenant, upon paying the rental herein reserved and performing the terms, covenants and condition of this Lease, shall and may peaceably and quietly have, hold, occupy, possess and enjoy the Leased Premises during the term of this Lease subject to the provisions hereof.
ARTICLE 33. NOTICE OF LEASE
     Both Landlord and Tenant agree, at the request of the other of them, promptly to execute, without charge, a notice of lease fully complying with Section 47-19 of the Connecticut General Statutes, as amended, and stating that a copy of this Lease is on file at the office of Landlord. Said notice of lease may be recorded by either party.
ARTICLE 34. COUNTERPART EXECUTION
     This Lease may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Lease to produce or account for more than one counterpart.
ARTICLE 35. HEADINGS
     Headings used herein are merely for the convenience of the parties and are not intended to affect in any way the validity or construction of any provision hereof.
ARTICLE 36. FURTHER ASSURANCES
     Each of the parties hereto shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.
ARTICLE 37. APPROVALS

     Whenever the consent or approval of either party is required or provided for in this Lease, such consent or approval, as the case may be, shall not be unreasonably withheld, conditioned or delayed, unless otherwise expressly permitted herein. Unless otherwise explicitly provided for herein, with respect to any written request by Tenant for consent or approval, the failure by Landlord to notify Tenant of its decision with respect to such request within forty-five (45) days after such request shall be deemed to be approval of same.
ARTICLE 38. ESTOPPEL CERTIFICATE
     Each party shall, within thirty (30) days after request from the other, execute, acknowledge and deliver a written statement certifying the following: that this Lease is unmodified and in full force and effect (or if there have been modifications, stating them and that this Lease as modified is in full force and effect); and that there are no known defaults in either event, or if there are defaults, specifying them and all offset, counterclaims and defenses being claimed and the dates to which the rent and other charges have been paid. It is intended that any such statement delivered under this Article may be relied upon by all prospective purchasers of Landlord’s interest in the Leased Premises or of a mortgage, and by all other properly interested parties. However, the execution, acknowledgement and delivery of the statement shall not affect any claim or right of action of the party executing, acknowledging or delivering it as against the other party or any other person, firm or corporation and the statement may contain a reservation that the claim or right of action is not waived or released thereby.
ARTICLE 39. FORCE MAJEURE
     Whenever a day is appointed herein on which, or a period of time is appointed within which, either party hereto is required to do or complete any act, matter or thing, the time for doing or completion therefor shall be extended by a period of time equal to the number of days on or during which such party is prevented from, or is unreasonably interfered with, the doing or completion of such act, matter or thing as a result of strike, labor troubles, agreed upon additional work or delays resulting from arbitration, governmental preemption in connection with a national emergency, any rule, order or regulation of any governmental agencies, conditions of supply and demand which are affected by war or other national, state or municipal emergency, or other cause, in all cases occurring without the fault and beyond the reasonable control of such party (but excluding price increases and causes resulting from such party’s failure to pay money).
ARTICLE 40. ARBITRATION
     Any controversies or claims arising between the parties with respect to this Lease, unless other provision is made herein shall be settled, by arbitration in Stamford, in accordance with the laws of Connecticut, pursuant to the rules of the American Arbitration Association, and conducted in accordance with the rules of said Association. The party desiring arbitration shall do so by giving notice to that effect to the other party; said notice shall contain a specific description of the subject matter in dispute. All expenses of arbitration, including the expenses of witnesses, shall be paid as awarded by the arbitrator(s) who shall be requested to include the payment of such expenses in the decision. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

ARTICLE 41. OPTION TO RENEW
     A. Provided Tenant is not in default in the payment of rent, additional rent or other material term of this Lease beyond any applicable cure period, Tenant shall have the option of renewing the term of this Lease (the “First Option to Renew”) for an additional term of five (5) years (the “First Renewal Term”), by sending to Landlord written notice that it is extending the term on or before the date that is six months prior to the expiration date of the initial term of this Lease. The premises during the First Renewal Term (the “First Renewal Premises”) shall be the Leased Premises except that in said written notice exercising said First Option to Renew, Tenant may limit the First Renewal Premises to any of the 56 Premises, 88 Premises, 70 Premises and the Parking Lot or any combination thereof; provided, however, that if such written notice does not contain any limitation by Tenant, the Leased Premises shall be the First Renewal Premises. If the First Renewal Premises is less than all of the Leased Premises, Landlord and Tenant shall enter into a parking easement agreement, and record same in the land records for Stamford, Connecticut, which agreement shall allocate the use of parking spaces in, and the maintenance expenses of, the Parking Lot to the owner of each of the 56 Premises, the 88 Premises and the 70 Premises in proportion to the rentable square footage of each Building located thereon and taking into account parking spaces already located thereon or appurtenant thereto. Such agreement shall run with the land comprising all of the Leased Premises for the term of this Lease (as the same may be extended or otherwise modified from time to time). Upon receipt of such written notice the parties shall attempt to agree upon a fair Annual Basic Rent which shall be based upon the fair market rental of the First Renewal Premises. The “fair market rental”, as used in this Article, shall mean the fixed base rent per rentable square foot per annum which a willing landlord under no compulsion to rent would agree to accept from a tenant having the creditworthiness of Tenant under no compulsion to rent would agree to pay for a lease of such space for such period on all of the terms and conditions of this Lease to be applicable thereto (taking into consideration all relevant facts, including, without limitation, any construction allowance and/or free rent period and/or other concessions to which Tenant will be entitled with respect thereto, or the absence thereof if such be the case; but excluding from consideration tenant’s line of business). When determining the “fair market rental”, as used in this Article, for any space for any period by reference to comparable transactions, the base rents provided for in such comparable transactions shall be adjusted to reflect the differences between the other terms of such comparable transactions and the other terms of the deal to which the aforesaid fair market rental is to be applied, as well as other differences that are relevant, including differences in age, location, quality and size of the spaces and buildings. “Fair market rental”, as used in this Article, shall exclude from its determination the value of all changes, alterations and improvements made to the Leased Premises by, or on behalf of, Tenant. In the event the parties cannot agree on such fair market rental for the First Renewal Premises by at least one hundred forty-five (145) days before the expiration date of the initial term of this Lease, then Landlord and Tenant shall each appoint a member of the American Institute of Appraisers (an “MAIA”) who shall have at least ten (10) years experience in appraising commercial property in Fairfield County, Connecticut. Such appointments shall be made in writing by each party to the other and to the appraisers so appointed. Said appointments shall be made at least one hundred twenty-five (125) days before the expiration date of the initial term of this Lease. In the event said appraisers do not agree upon the fair market rental at least sixty (60) days before said expiration date, they shall promptly appoint a third appraiser with similar qualifications, and said three appraisers shall determine the fair market rental for the First Renewal Premises at least thirty (30) days before said expiration date. If said three appraisers are unable jointly to agree prior to said expiration date on the fair market rental for the First Renewal Premises, then the average of each of the values proposed by each appraiser shall be utilized as the fair market rental, provided that the variation between the highest and lowest value does not exceed five percent (5%). In the event of the failure of the appraisers to agree upon a third appraiser aforesaid, or in the event the variation between the highest and lowest value exceeds five percent (5%), or in the event either Landlord or Tenant shall fail to appoint an appraiser as aforesaid within the time frame set forth above, then either Landlord or Tenant shall make an application to the American Arbitration Association for the appointment of an appraiser, and such appraiser, after receiving advice from the other appraisers, shall determine the fair market rental as soon as possible after his appointment. Except for said Annual Basic Rent change, all of the other covenants and agreements contained herein shall remain in force and effect on the First Renewal Premises during such First Renewal Term. The fees of the appraisers and the costs of any arbitration proceeding shall be borne equally by Landlord and Tenant. Notwithstanding the foregoing, Tenant shall have the right to rescind its election to renew the term of this Lease, which rescission must be made prior to the expiration date of the initial term of this Lease. If Tenant shall so rescind its election to renew, the lease of the First Renewal Premises shall terminate six (6) months after said expiration date of the initial term of this Lease, during which six month period Tenant shall pay Annual Basic Rent at the new rate fixed by the process above described and shall reimburse Landlord for all reasonable costs and expenses incurred by Landlord in connection with Tenant’s exercise of the First Option to Renew.
     B. Provided Tenant is not in default in the payment of rent, additional rent or other material term of this Lease beyond any applicable cure period, Tenant shall have the option of renewing the term of this Lease (the “Second Option to Renew”) for an additional term of five (5) years (the “Second Renewal Term”), by sending to Landlord written notice that it is extending the term on or before the date that is six months prior to the expiration date of the First Renewal Term. The premises during the Second Renewal Term (the “Second Renewal Premises”) shall be the First Renewal Premises except that in said written notice exercising said Second Option to Renew, Tenant may further limit the Second Renewal Premises to any of the 56 Premises, 88 Premises, 70 Premises and the Parking Lot, or any combination thereof, as were contained in the First Renewal Premises; provided, however, if such written notice does not contain any limitation by Tenant, the Second Renewal Premises shall be the First Renewal Premises. If the Second Renewal Premises is less than all of the Leased Premises, Landlord and Tenant shall enter into a parking easement agreement (if they have not done so previously), and record same in the land records for Stamford, Connecticut, which agreement shall allocate the use of parking spaces in, and the maintenance expenses of, the Parking Lot to the owner of each of the 56 Premises, the 88 Premises and the 70 Premises in proportion to the rentable square footage of each Building located thereon and taking into account parking spaces already located thereon or appurtenant thereto. Such agreement shall run with the land comprising all of the Leased Premises for the term of this Lease (as the same may be extended or otherwise modified from time to time). Upon receipt of such written notice the parties shall attempt to agree upon a fair Annual Basic Rent, which shall be based upon the fair market rental of the Second Renewal Premises. In the event the parties cannot agree on such fair market rental for the Second Renewal Premises by at least one hundred forty-five (145) days before the expiration date of the First Renewal Term, then Landlord and Tenant shall each appoint a MAIA who shall have at least ten (10) years experience in appraising commercial property in Fairfield County,

Connecticut. Such appointments shall be made in writing by each party to the other and to the appraisers so appointed. Said appointments shall be made at least one hundred twenty-five (125) days before the expiration date of the First Renewal Term. In the event said appraisers do not agree upon the fair market rental at least sixty (60) days before said expiration date, they shall promptly appoint a third appraiser with similar qualifications, and said three appraisers shall determine the fair market rental for the Second Renewal Premises at least thirty (30) days before said expiration date. If said three appraisers are unable jointly to agree prior to said expiration date on the fair market rental for the Second Renewal Premises, then the average of each of the values proposed by each appraiser shall be utilized as the fair market rental, provided that the variation between the highest and lowest value does not exceed five percent (5%). In the event of the failure of the appraisers to agree upon a third appraiser aforesaid, or in the event the variation between the highest and lowest value exceeds five percent (5%), or in the event either Landlord or Tenant shall fail to appoint an appraiser as aforesaid within the time frame set forth above, then either Landlord or Tenant shall make an application to the American Arbitration Association for the appointment of an appraiser, and such appraiser, after receiving advice from the other appraisers, shall determine the fair market rental as soon as possible after his appointment. Except for said Annual Basic Rent change, all of the other covenants and agreements contained herein shall remain in force and effect during such Second Renewal Term. The fees of the appraisers and costs of any arbitration proceeding shall be borne equally by Landlord and Tenant. Notwithstanding the foregoing, Tenant shall have the right to rescind its election to renew the term of this Lease, which rescission must be made prior to the expiration date of the First Renewal Term. If Tenant shall so rescind its election to renew, the lease of the Second Renewal Premises shall terminate six (6) months after said expiration date of the First Renewal Term, during which six month period Tenant shall pay Annual Basic Rent at the new rate fixed by the process above described and shall reimburse Landlord for all reasonable costs and expenses incurred by Landlord in connection with Tenant’s exercise of the Second Option to Renew.
     C. Provided Tenant is not in default in payment of rent, additional rent or other material term of this Lease beyond any applicable cure period, Tenant shall have the option of renewing the term of this Lease (the “Third Option to Renew”) for an additional term of five (5) years (the “Third Renewal Term”), by sending to Landlord written notice that it is extending the term on or before the date that is six months prior to the expiration date of the Second Renewal Term. The premises during the Third Renewal Term (the “Third Renewal Premises”) shall be the Second Renewal Premises except that in said written notice exercising said Third Option to Renew, Tenant may further limit the Third Renewal Premises to any of the 56 Premises, 88 Premises, 70 Premises and the Parking Lot, or any combination thereof, as were contained in the Second Renewal Premises; provided, however, if such written notice does not contain any limitation by Tenant, the Third Renewal Premises shall be the Second Renewal Premises. If the Third Renewal Premises is less than all of the Leased Premises, Landlord and Tenant shall enter into a parking easement agreement (if they have not done so previously), and record same in the land records for Stamford, Connecticut, which agreement shall allocate the use of parking spaces in, and the maintenance expenses of, the Parking Lot to the owner of each of the 56 Premises, the 88 Premises and the 70 Premises in proportion to the rentable square footage of each Building located thereon and taking into account parking spaces already located thereon or appurtenant thereto. Such agreement shall run with the land comprising all of the Leased Premises for the term of this Lease (as the same may be extended or otherwise modified from time to time).

Upon receipt of such written notice the parties shall attempt to agree upon a fair Annual Basic Rent which shall be based upon the fair market rental of the Third Renewal Premises. In the event the parties cannot agree on such fair market rental for the Third Renewal Premises by at least one hundred forty-five (145) days prior to the expiration date of the Second Renewal Term, then Landlord and Tenant shall each appoint a MAIA who shall have at least ten (10) years experience in appraising commercial property in Fairfield County, Connecticut. Such appointments shall be made in writing by each party to the other and to the appraisers so appointed. Said appointments shall be made at least one hundred twenty-five (125) days before the expiration date of the Second Renewal Term. In the event said appraisers do not agree upon the fair market rental at least sixty (60) days before said expiration date, they shall promptly appoint a third appraiser with similar qualifications, and said three appraisers shall determine the fair market rental for the Third Renewal Premises at least thirty (30) days before said expiration date. If said three appraisers are unable jointly to agree prior to said expiration date on the fair market rental for the Third Renewal Premises, then the average of each of the values proposed by each appraiser shall be utilized as the fair market rental, provided that the variation between the highest and lowest value does not exceed five percent (5%). In the event of the failure of the appraisers to agree upon a third appraiser aforesaid, or in the event the variation between the highest and lowest value exceeds five percent (5%), or in the event either Landlord or Tenant shall fail to appoint an appraiser as aforesaid within the time frame set forth above, then either Landlord or Tenant shall make an application to the American Arbitration Association for the appointment of an appraiser, and such appraiser, after receiving advice from the other appraisers, shall determine the fair market rental as soon as possible after his appointment. Except for said Annual Basic Rent change, all of the other covenants and agreements contained herein shall remain in force and effect during such Third Renewal Term. The fees of the appraisers and costs of any arbitration proceeding shall be borne equally by Landlord and Tenant. Notwithstanding the foregoing, Tenant shall have the right to rescind its election to renew the term of this Lease, which rescission must be made prior to the expiration date of the Second Renewal Term. If Tenant shall so rescind its election to renew, the lease of the Third Renewal Premises shall terminate six (6) months after said expiration date of the Second Renewal Term, during which six month period Tenant shall pay Annual Basic Rent at the new rate fixed by the process above described and shall reimburse Landlord for all reasonable costs and expenses incurred by Landlord in connection with Tenant’s exercise of the Third Option to Renew.
     Notwithstanding anything herein contained to the contrary, if in any renewal term Tenant elects not to renew for contiguous properties, Landlord shall have the right to remove connecting pedestrian walkways to buildings for which no lease renewal is had.
ARTICLE 42. INTENTIONALLY OMITTED
ARTICLE 43. OPTION TO PURCHASE
     A. If this Lease shall be in effect and Tenant shall not be in default beyond the period given to cure such default at the time of the exercise of this option to purchase, Tenant (but not any assignee of this Lease other than a subsidiary, affiliate or successor corporation to Tenant) shall have the option to purchase the Leased Premises, or the 56 Premises, or the 70 Premises or the 88 Premises, or the Parking Lot, or any combination thereof, on the expiration date if the initial term of this Lease or, in the event Tenant has exercised its First Option to Renew and has not rescinded same, to purchase the First Renewal Premises on the expiration date of the First Renewal Term, or in the event Tenant has exercised its Second Option to Renew and has not rescinded same, to purchase the Second Renewal Premises on the expiration date of the Second Renewal Term, or in the event Tenant has exercised its Third Option to Renew and has not rescinded same, to purchase the Third Renewal Premises on the expiration date of the Third Renewal Term. All of said expiration dates are hereinafter called “Option Date” and the particular Option Date being then exercised is hereinafter called the “Applicable Option Date”. If the property to be purchase is less than all of the Leased Premises, Landlord and Tenant shall enter into a parking easement agreement (if they have not done so previously), and record same in the land records for Stamford, Connecticut, which agreement shall allocate the use of parking spaces in, and the maintenance expenses of, the Parking Lot to the owner of each of the 56 Premises, the 88 Premises and the 70 Premises in proportion to the rentable square footage of each Building located thereon and taking into account parking spaces already located thereon or appurtenant thereto. Such agreement shall run with the land comprising all of the Leased Premises.
     B. Written notice of intent to exercise the option contained in this Article shall be sent by Tenant to Landlord on or prior to one hundred eighty (180) days prior to the Applicable Option Date. The purchase price to be paid by Tenant in connection with its exercise of this option to purchase shall be the fair market value of the property to be purchased as of a date which is one hundred eighty (180) days before the Applicable Option Date. At any time within one hundred eighty (180) days before such Applicable Option Date, the parties, upon written request of Tenant, shall attempt to agree upon the purchase price which shall be based upon the fair market value of the property to be purchased. If the parties cannot agree, the same shall be determined by appraisal as hereinafter set forth. The “fair market value”, as used in this Article, shall mean the purchase price which a willing seller under no compulsion to sell would agree to accept from a purchaser under no compulsion to buy would agree to pay for such space (taking into consideration all relevant factors, but excluding from consideration purchaser’s line of business). When determining the “fair market value”, as used in this Article, for any space by reference to comparable transactions, the prices provided for in such comparable transactions shall be adjusted to reflect the differences between the other terms of such comparable transactions and the other terms of the deal to which the aforesaid fair market value is to be applied, as well as other differences that are relevant, including differences in age, location, quality and size of the spaces and buildings. “Fair market value”, as used in this Article, shall exclude from its determination the value of all changes, alterations and improvements made to the Leased Premises by, or on behalf of, Tenant.
     C. In the event the parties cannot agree on the fair market value of the property to be purchased by at least one hundred forty five (145) days prior to the Applicable Option Date, then Landlord and Tenant shall each appoint a MAIA who shall have at least ten (10) years experience in appraising commercial property in Fairfield County, Connecticut. Such appointments shall be made in writing by each party to the other and to the appraisers so appointed. Said appointments shall be made at least one hundred twenty-five (125) days before the Applicable Option Date. In the event said appraisers do not agree upon the fair market value at least sixty (60) days before said Applicable Option Date, they shall promptly appoint a third appraiser with similar qualifications, and said three appraisers shall determine the fair market value for the property at least thirty (30) days before said Applicable Option Date. If said three appraisers are unable jointly to agree prior to said Applicable Option Date on the fair market value for the property, then the average of each of the values proposed by each appraiser shall be utilized as the fair market value, provided that the variation between the highest and lowest value does not exceed five percent (5%). In the event of the failure of the appraisers to agree upon a third appraiser aforesaid, or in the event the variation between the highest and lowest value exceeds five percent (5%), or in the event either Landlord or Tenant shall fail to appoint an appraiser as aforesaid within the time frame set forth above, then either Landlord or Tenant shall make an application to the American Arbitration Association for the appointment of an appraiser, and such appraiser, after receiving advice from the other appraisers, shall determine the fair market value as soon as possible after his appointment. The fees of the appraisers and costs of any arbitration proceeding shall be borne equally by Landlord and Tenant. Notwithstanding the above, Tenant shall have the right to rescind its election to purchase the Premises at any time prior to the 90th day before the Applicable Option Date. If Tenant shall so rescind its election to purchase, it shall reimburse Landlord for all reasonable costs and expenses incurred by Landlord in connection with Tenant’s exercise of the Option to Purchase and Tenant shall continue to pay Annual Basic Rent and additional rent for a period of three months after said Applicable Option Date.
     D. On the Applicable Option Date Landlord shall convey good and marketable fee simple title to the property to be purchased to Tenant free and clear of all liens and encumbrances except as provided herein or authorized by the terms of this Lease, and together with all appurtenances (e.g., easements and rights of way) and Tenant shall pay to Landlord the Purchase Price. Landlord shall convey the property to be purchased (including, without limitation, said appurtenances) by full covenant warranty deed in the usual Connecticut form. Landlord shall pay applicable conveyance taxes at closing.
     E. Notwithstanding anything above to the contrary, Landlord shall have the right to choose the form and structure of the transfer of the property so as to minimize its tax liability under the then existing tax laws provided Tenant in its sole and absolute judgment does not incur any additional tax liability, and Tenant shall cooperate with such form and structure even to entering into a tax free exchange of the property to be purchased for its fair market value, provided, however, that Tenant shall not be obligated to take title to any exchange property, and provided further, all costs, including legal fees, relating to Tenant’s cooperation as described in this paragraph shall be paid by Landlord.
ARTICLE 44. ENVIRONMENTAL REPRESENTATIONS
     A. Landlord warrants and represents (i) that when Tenant first occupied the Leased Premises, the Leased Premises were free from any hazardous, toxic or dangerous substance or material (collectively, “Hazardous Material”) defined as such (or meeting criteria so as to be defined as such) in any federal, state, local or municipal law, ordinance, code, decree or requirement regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Material, as now or at any time hereafter may be in effect (collectively, “Environmental Law”); (ii) that the Premises at such time were free of any asbestos or asbestos containing substance; (iii) that Landlord has never received any notice of any violation of or non-compliance with any Environmental Law regarding the Leased Premises; and (iv) that Landlord has never caused or permitted any Hazardous Material, asbestos or asbestos-containing substance to be placed, held, located or disposed of on, under or at the Leased Premises or any part thereof. Landlord shall indemnify and hold Tenant harmless from and against any and all loss, damage, cost or expense (including but not limited to clean-up costs and losses relating to interruption or cessation of operations) arising out of or relating to any breach of any of the foregoing warranties and representations.
     B. Tenant shall have no responsibility whatsoever for, and Landlord shall indemnify and hold Tenant harmless from and against, any and all loss, damage, cost or expense (including but not limited to clean-up costs and losses relating to interruption or cessation of operations) arising out of or relating to (i) any pre-existing contamination of the Leased Premises by Hazardous Material, or asbestos or asbestos-containing substances; (ii) any contamination by Hazardous Materials, asbestos or asbestos-containing substances emanating from outside the Premises; or (iii) any contamination by Hazardous Materials, asbestos or asbestos-containing substances not caused by the act or omission of Tenant, its employees, agents or contractors or by Tenant’s breach of this Lease.
     C. Tenant shall not (either with or without negligence) cause or permit the spill, discharge, escape, disposal or release of any hazardous or toxic substances, wastes or materials at or about the Leased Premises in violation of Environmental Law, or the treatment, storage or use of such substances or materials in any manner in violation of Environmental Law.
     D. Tenant warrants and represents (i) that Tenant has never received any notice of any violation of or non-compliance with any Environmental Law regarding the Leased Premises; and (ii) that Tenant has never caused or permitted any Hazardous Material, asbestos or asbestos-containing substance to be placed, held, located or disposed of on, under or at the Leased Premises or any part thereof in violation of Environmental Law. Tenant shall indemnify and hold Landlord harmless from and against any and all loss, damage, cost or expense (including but not limited to clean-up costs and losses relating to interruption or cessation of operations) arising out of or relating to any breach of any of the foregoing warranties and representations.
ARTICLE 45. HOLDOVER
     If vacant and exclusive possession of the Leased Premises is not surrendered to Landlord as required by the terms of this Lease upon the expiration or earlier termination of the term of this Lease, Tenant shall be deemed to be in default hereunder as a result thereof, and Tenant shall pay to Landlord on account of the use and occupancy of the Leased Premises for each month during which Tenant holds over in the Leased Premises after the expiration or earlier termination of the term of this Lease: 150% of the Annual Basic Rent and additional rent (at the rate payable during the last month of the term of this Lease) that would be payable during the first sixty (60) days of such holdover period; and 200% of the Annual Basic Rent and additional rent (at the rate payable during the last month of the term of this Lease) that would be payable during such holdover period thereafter.
ARTICLE 46. ROOFTOP INSTALLATIONS
     A. Subject to the terms of Article 9 hereof and provided that Tenant shall furnish Landlord with an engineer’s report stating that the installation of Tenant’s Telecommunications

Equipment is not likely to have a material adverse effect on the integrity of the roof of the subject Building, Tenant shall have the right to (i) install on the roof of the Buildings antennae, communications dishes (or other communications devices) and all equipment relating thereto (collectively, “Tenant’s Telecommunications Equipment”) and (ii) connect Tenant’s Telecommunications Equipment to the interior of the Leased Premises through the building systems and shafts. Tenant shall be responsible to repair any adverse condition to the roof caused by the installation of Tenant’s Telecommunications Equipment. There shall be no rent or other payments due from Tenant for the roof space occupied by Tenant for Tenant’s Telecommunications Equipment. Any such equipment installed by Tenant shall constitute Tenant’s trade fixtures (as defined in Article 17). Landlord shall cooperate with Tenant’s efforts to obtain any permit required or desirable in connection with the installation of any Tenant’s Telecommunications Equipment.
     B. Subject to the terms of Article 9 hereof, and provided that Tenant shall furnish Landlord with an engineer’s report stating that the installation and connection of Tenant’s Supplemental Equipment is not likely to have a material adverse effect on the integrity of the roof, building systems and structure of the subject Building, Tenant shall have the right to (i) install on the roof of the Buildings HVAC equipment, generators, an uninterrupted power supply system and related equipment (collectively, “Tenant’s Supplemental Equipment”), and (ii) connect Tenant’s Supplemental Equipment to the interior of the Leased Premises through the building systems and shafts, as appropriate. There shall be no rent or other payments due from Tenant for the portion of the Buildings occupied by Tenant for Tenant’s Supplemental Equipment. Any such equipment installed by Tenant shall constitute Tenant’s trade fixtures (as defined in Article 17). Landlord shall cooperate with Tenant’s efforts to obtain any permit required or desirable in connection with the installation of any Tenant’s Supplemental Equipment.
     C. Subject to the terms of this Lease, Tenant shall have the right to access the roof and other portions of the Buildings 24 hours a day, 7 days a week, for purposes of installing, maintaining, repairing and replacing Tenant’s Telecommunications Equipment and Tenant’s Supplemental Equipment and the risers and cables necessary therefor.
ARTICLE 47. COMMON AREAS
     Landlord shall maintain all private roadways and landscaping on properties owned by Landlord in the vicinity of the Leased Premises (except to the extent same are required hereunder to be maintained by Tenant) in good repair and condition consistent with first class office parks located in Stamford, Connecticut.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have hereunto set their names and seals the day and year first above written.

Signed, Sealed and Delivered in the presence of:	SOUNDVIEW FARMS, LLC

	By:	/s/ Herbert M. Meyer
Herbert M. Meyer
a duly authorized Manager

GARTNER, INC.

	By:	/s/ Christopher J. Lafond
Name: Christopher J. Lafond
Title: EVP, Chief Financial Officer

STATE OF CONNECTICUT)
	)	ss. April 16, 2010
COUNTY OF FAIRFIELD	)
     Personally appeared SOUNDVIEW FARMS, LLC, by Herbert M. Meyer, a manager, hereunto duly authorized, signer and sealer of the foregoing instrument and acknowledged the same to be his free act and deed and the free act and deed of said SOUNDVIEW FARMS, LLC, before me.

/s/ Cathy J. Klein Notary Public
STATE OF CONNECTICUT)
	)	ss. April 15, 2010
COUNTY OF FAIRFIELD	)
     Personally appeared GARTNER, INC., by Christopher J. Lafond, its Executive Vice President and Chief Financial Officer, hereunto duly authorized, signer and sealer of the foregoing instrument and acknowledged the same to be his free act and deed and the free act and deed of said GARTNER, INC., before me.

Clare A. Kretzman Commissioner of the Superior Court

EXHIBIT A
PROVISIONS GOVERNING TENANT IMPROVEMENT WORK
     A. Definitions. The following terms shall have the following meanings:
     “Approval Criteria” shall mean the following: (i) the desired improvements do not materially and adversely affect the structural integrity of one or more of the Buildings; (ii) the desired improvements will not cause a violation of other provisions of this Lease; and (iii) the desired improvements are in compliance with applicable laws, regulations and ordinances of governmental authorities.
     “Tenant Improvement Work” shall include all work, equipment and improvements which, in Tenant’s opinion, are necessary or desirable to renovate the Leased Premises into first-class office space for Tenant’s occupancy, which work, equipment and improvements are more specifically described on Exhibit A-1 attached hereto, together with such changes thereto which Tenant may propose from time to time.
     B. Preparation and Approval of Tenant’s Plans. (a) Prior to commencing any portion of the Tenant Improvement Work, Tenant shall submit to Landlord (i) architectural and engineering drawings of such portion of the Tenant Improvement Work and (ii) specifications for such portion of the Tenant Improvement Work (all of the foregoing, collectively, “Tenant’s Plans”). Within fourteen (14) days after Landlord’s receipt of Tenant’s Plans, Landlord (i) shall give its written approval thereto or (ii) if Landlord reasonably believes that Tenant’s Plans do not comply with the Approval Criteria, shall request revisions or modifications to Tenant’s Plans (but only to the extent same fail to comply with the Approval Criteria). Within five (5) days following receipt by Landlord of any such revisions or modifications, Landlord shall give its written approval thereto or shall request other revisions or modifications thereto (but only to the extent Tenant has failed to comply with Landlord’s earlier requests). If Landlord shall fail to respond to Tenant’s Plans with its approval or request for revisions or modifications within the time periods provided above, such failure shall be deemed Landlord’s approval of Tenant’s Plans. The Tenant’s Plans as approved (or deemed approved) by Landlord are referred to herein as the “Final Tenant’s Plans”.
     C. Construction Schedule. Tenant intends to perform the Tenant Improvement Work one Building at a time, in succession. Tenant hereby agrees to provide to Landlord on or prior to April 1, 2010 any documentation relating to the Tenant Improvement Work reasonably requested by Landlord’s lender of the Tenant Improvement Allowance, including, without limitation, proposed budgets and Tenant’s Plans, in order that such lender and Landlord may close the construction loan that is required to fund the Tenant Improvement Allowance. At any time after any Construction Commencement Date or any Construction Completion Date, Landlord and Tenant shall, promptly upon written request by either of them, execute and acknowledge an instrument in a form reasonably satisfactory to each of them, confirming such Construction Commencement Date or such Construction Completion Date; provided, however, that the execution and acknowledgment of such an instrument shall not be a prerequisite to the existence of such Construction Commencement Date or Construction Completion Date.

     D. Performance of Tenant Improvement Work. (a) Prior to performing the Tenant Improvement Work, Tenant shall solicit three (3) proposals from construction managers mutually acceptable to Landlord and Tenant to manage the performance of the Tenant Improvement Work. Based on such proposals, Landlord and Tenant shall jointly select the construction manager to manage the performance of the Tenant Improvement Work. Tenant, with Landlord’s approval (which shall not be unreasonably withheld, conditioned or delayed), shall have the right to select the architect, engineers, consultants, general contractor, trades and the project manager of its choice to perform the Tenant Improvement Work. Within ten (10) days after Landlord’s receipt of a request for its approval to any proposed architect, engineer, consultant, general contractor, trades or project manager, Landlord shall either (i) give its written approval to such proposed architect, engineer, consultant, general contractor, trades or project manager, or (ii) acting reasonably, refuse to approve same, setting forth the reasons for such refusal. If Landlord fails to respond within such ten (10) day period, then Landlord shall be deemed to have approved such architect, engineer, consultant, general contractor, trades or project manager. Tenant shall contract directly with all architects, engineers, consultants, general contractors, trades and project managers and shall perform the Tenant Improvement Work (or such portion thereof in question) in accordance with (i) the Final Tenant’s Plans (subject to subparagraph (b) below), (ii) good construction practices, and (iii) all applicable laws, regulations and ordinances of government authorities.
          (b) At any time after the Final Tenant’s Plans are approved (or deemed approved) by Landlord, Tenant shall be permitted to direct changes in the Tenant Improvement Work (each, a “Tenant Change Order”); provided that Tenant obtain Landlord’s consent to any Tenant Change Order that materially affects the structure of one or more of the Buildings or the mechanical systems therein (each, a “Material Tenant Change Order”). Within seven (7) days after its receipt of any proposed Material Tenant Change Order, Landlord (i) shall give its written approval thereto or (ii) If Landlord reasonably believes that such Material Tenant Change Order does not comply with the Approval Criteria, shall request revisions or modifications to such Material Tenant Change Order (but only to the extent the same fails to comply with the Approval Criteria). Within five (5) days following receipt by Landlord of any such revisions or modifications, Landlord shall give its written approval thereto or shall request other revisions or modifications thereto (but only to the extent Tenant has failed to comply with Landlord’s earlier requests). If Landlord shall fail to respond to any Material Tenant Change Order with its approval or request for revisions or modifications within the time periods provided above, such failure shall be deemed Landlord’s approval of such Material Tenant Change Order. Once approved or deemed approved by Landlord, a Material Tenant Change Order shall become part of the Final Tenant’s Plans and the work described in such Material Tenant Change Order shall become part of the Tenant Improvement Work.
          (c) Landlord shall reasonably cooperate with Tenant’s efforts to obtain any permits, certificates or final approvals in connection with any portion of the Tenant Improvement Work including, without limitation, executing and delivering any documents or instruments that Landlord is required to sign and which are reasonably required by Tenant in connection therewith.
          (d) Landlord shall cooperate with Tenant’s efforts to obtain any governmental incentives, including, without limitation, any financial assistance provided by the State of

Connecticut Department of Economic and Community Development or the Connecticut Development Authority, respecting its performance of the Tenant Improvement Work. Specifically, in order to obtain a sales tax exemption with assistance from the Connecticut Development Authority, upon the request of Tenant, Landlord shall cause disbursements of the Tenant Improvement Allowance to be paid to a joint checking account held by Tenant and the Connecticut Development Authority. Such disbursements will be used to pay the costs of Tenant Improvement Work in accordance with the terms of this Lease and in accordance with procedures prescribed by the Connecticut Development Authority.
          (e) Landlord shall not be entitled to any fees respecting the Tenant Improvement Work, including, without limitation, supervisory or review fees; provided, however, that Tenant shall reimburse Landlord for its reasonable, out-of-pocket expenses incurred to third party professionals unaffiliated with Landlord for the review of Tenant’s Plans and for the supervising of the Tenant Improvement Work, but such expenses shall not include any costs or expenses payable to any mortgagee or ground lessor of Landlord, or any professional engaged on such mortgagee’s or ground lessor’s behalf, said expenses being the responsibility of Landlord.
     E. Tenant Improvement Allowance. Subject to the terms of this Section E, Landlord shall reimburse Tenant for an aggregate amount of up to Twenty Five Million and No/100 Dollars ($25,000,000) (“Tenant’s Improvement Allowance”) for the hard and soft costs incurred by Tenant in connection with the Tenant Improvement Work performed in accordance with the terms of this Lease, including, without limitation, costs for labor, materials, architectural services, engineering services, expediting and consulting fees, project management services and necessary permits and approvals. So long as there exists no default by Tenant under this Lease beyond applicable notice and/or cure periods, Landlord shall disburse from time to time (but not more often than one (1) time per calendar month) to Tenant within ten (10) days of Tenant’s requisition therefor a portion of Tenant’s Improvement Allowance equal to the amount set forth in Tenant’s requisition. Tenant’s requisition shall include: (i) a certificate signed by Tenant and Tenant’s architect setting forth (A) an itemized account of the sums paid by Tenant to all contractors, subcontractors, materialmen, engineers, architects and other persons rendering services or furnishing materials in connection with the Tenant Improvement Work, (B) that the portion of the Tenant Improvement Work in question has been substantially completed in accordance with Final Tenant’s Plans, (C) that Tenant has not received notice of the filing of any mechanic’s or other liens arising out of such Tenant Improvement Work which have not been discharged of record and (D) that Tenant has complied with all of the terms of this Lease and all applicable laws, regulations and ordinances of governmental authorities; and (ii) partial lien waivers, receipted invoices or other proof of payment as Landlord shall reasonably require for all work done and materials supplied which are the subject of the requisition. Upon completion of all of the Tenant Improvement Work with respect to each Building, Tenant shall deliver to Landlord (i) a certificate signed by Tenant and Tenant’s architect certifying that the Tenant Improvement Work for such Building has been substantially completed in accordance with Final Tenant’s Plans, (ii) a permanent certificate of occupancy and all other municipal sign-offs, inspection certificates and any and all permits required to be issued in accordance with applicable laws, regulations and ordinances of governmental authorities and (iii) a general release from all contractors and subcontractors performing the Tenant Improvement Work for such Building, releasing Landlord and Tenant from any and all liability for any work and materials. If the aggregate amount of the Tenant Improvement Allowance has not been distributed to Tenant on or prior to the latest Construction Completion Date applicable to the 56 Building, the 88 Building and the 70 Building, the Excess Amount shall be received as a rebate of Annual Basic Rent due from Tenant under this Lease such that the Excess Amount shall be fully amortized in equal monthly installments over the initial term of this Lease, utilizing an interest rate of seven percent (7%) per annum.
     F. Termination Right; Option to Purchase; Leasehold Mortgage. In the event that on or prior to April 1, 2010 Landlord has not entered into loan documents with a lender sufficient to fund, or has not otherwise provided to Tenant, the Tenant Improvement Allowance pursuant to the terms of this Lease, Tenant shall have the following rights:
          (a) the right to terminate this Lease with respect to the entire Leased Premises, or the 56 Premises, or the 70 Premises or the 88 Premises, or any combination thereof, to be exercised by delivery of written notice thereof to Landlord on or prior to October 1, 2010, which termination shall be effective as of a date specified in such notice that is between 180 and 270 days following the date notice of such termination has been sent to Landlord;
          (b) the right to exercise the option to purchase set forth in Article 43 by delivery of written notice thereof to Landlord on or prior to October 1, 2010, as if the Option Date as defined in Article 43 were 180 days following the date such notice is delivered to Landlord; or
          (c) the right to fund some or all of the Tenant Improvement Allowance, as Tenant shall determine, with financing secured by a leasehold mortgage pursuant to the terms of Article 12(C); provided, however, that in such case, the amount “$21.50” set forth in clause (iii) of Article 5(C) shall instead be the amount “$15.00”.
     G. Tax Treatment. Landlord and Tenant intend to treat the Tenant Improvement Work as owned by Landlord for tax purposes, including but not limited to those designations set forth on Exhibit A-1. The amounts set forth on Exhibit A-1 as of the date of this Lease are estimates only and actual amounts may vary. Landlord and Tenant agree that as such costs are finally determined, tax ownership of such categories of costs as set forth on Exhibit A-1 will be based upon actual amounts expended.
     H. Removal. Notwithstanding anything to the contrary contained herein, all changes, alterations or improvements constituting the Tenant Improvement Work that exist upon the expiration or earlier termination of the Term of this Lease will revert to the Landlord.
     I. Intended Beneficiary. Landlord and Tenant hereby acknowledge and agree that based on the terms set forth in Section E above, Tenant is the primary beneficiary of the sales and use tax relief being provided by the Connecticut Development Authority with respect to the Tenant Improvement Work.

EXHIBIT A-1
SCHEDULE OF TENANT IMPROVEMENT WORK
Estimated as of April                     , 2010

Expense Category	Estimated Cost ($)
Base Building Work:
HVAC	$2,994,810
Code Up-grades	$855,660
Restroom Up-grades	$500,561
Façade and Window Repairs	$250,281
Parking Lot Repair	$250,281
Consultants	$149,741
Subtotal: $5,001,334

Base Interior Fit-Up	$12,062,500

Insurance/Permits/Fees	$1,539,778

Consultant Fees	$2,070,606

Telephone/Data/Security	$595,000

Furniture/Fixtures/Moving	$3,717,900

TOTAL:	$24,987,118

ARTICLE 45. HOLDOVER	32
ARTICLE 46. ROOFTOP INSTALLATIONS	32
ARTICLE 47. COMMON AREAS	33